Filed Pursuant to Rule 424(B)(5)
Registration No. 333-166240
No. 333-166240-01

Prospectus Supplement to Prospectus dated June 28, 2010

World Financial Network Credit Card Master Note Trust

Issuing Entity

WFN Credit Company, LLC Depositor	World Financial Network National Bank Sponsor and Servicer

$450,000,000 Series 2010-A Asset Backed Notes

	Class A Notes	Class M Notes	Class B Notes	Class C Notes(1)
Principal amount	$355,500,000	$16,875,000	$21,375,000	$56,250,000
Interest rate	3.96% per year	5.20% per year	6.75% per year	5.00% per year
Interest distribution dates	monthly on the 15th, beginning August 16, 2010	monthly on the 15th, beginning August 16, 2010	monthly on the 15th, beginning August 16, 2010	monthly on the 15th, beginning August 16, 2010
Expected principal payment date	June 2015 distribution date	June 2015 distribution date	June 2015 distribution date	June 2015 distribution date
Price to public	$355,386,951 (or 99.96820%)	$16,873,992.56 (or 99.99403%)	$21,284,295.19 (or 99.57565%)	$56,250,000 (or 100.00000%)
Underwriting discount	$1,333,125 (or 0.375%)	$126,562.50 (or 0.75%)	$160,312.50 (or 0.75%)	N/A
Proceeds to issuing entity	$354,053,826 (or 99.59320%)	$16,747,430.06 (or 99.24403%)	$21,123,982.69 (or 98.82565%)	$56,250,000 (or 100.00000%)

(1)	The depositor will retain all of the Class C notes. No underwriting discount will be paid to the underwriters in respect of the Class C notes retained by the depositor.

The notes will be paid from the issuing entity’s assets consisting primarily of an interest in receivables in a portfolio of private label revolving credit card accounts owned by World Financial Network National Bank. $72,152,000 will be deposited in a pre-funding account for Series 2010-A on the closing date. The pre-funding period will end no later than July 31, 2010.

The Class M notes are subordinate to the Class A notes. The Class B notes are subordinate to the Class A notes and the Class M notes. The Class C notes are subordinate to the Class A notes, the Class M notes and the Class B notes. Each class of notes benefits from credit enhancement in the form of subordination of any junior classes of notes, the cash collateral account and, for the benefit of the Class C notes, a spread account.

We expect to issue your series of notes in book-entry form on or about July 8, 2010.

You should consider carefully the risk factors beginning on page S-16 in this prospectus supplement and page 8 in the prospectus.

A note is not a deposit and neither the notes nor the underlying accounts or receivables are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes are obligations of World Financial Network Credit Card Master Note Trust only and are not obligations of WFN Credit Company, LLC, World Financial Network National Bank or any other person.

This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these notes or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Underwriters of the Series 2010-A Class A notes

Barclays Capital Sole Bookrunner	BofA Merrill Lynch

J.P. Morgan

RBC Capital Markets

RBS
Wells Fargo Securities

Underwriters of the Series 2010-A Class M notes and Class B notes

Barclays Capital Sole Bookrunner	BofA Merrill Lynch

July 2, 2010

Important Notice about Information Presented in this

Prospectus Supplement and the Accompanying Prospectus

We (WFN Credit Company, LLC) provide information to you about the notes in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to your series of notes, and (b) this prospectus supplement, which describes the specific terms of your series of notes.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted.

We include cross references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents in the accompanying prospectus provide the pages on which these captions are located.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(i) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of each underwriter; or

(iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require the issuing entity or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the preceding paragraph, (i) “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and (ii) “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

i

ii

iii

Summary of Terms

Issuing Entity:	World Financial Network Credit Card Master Note Trust

Depositor:	WFN Credit Company, LLC

Sponsor and Servicer:	World Financial Network National Bank

Sub-Servicer:	ADS Alliance Data Systems, Inc.

Indenture Trustee:	The Bank of New York Mellon Trust Company, N.A.

Owner Trustee:	U.S. Bank Trust National Association

Expected Closing Date:	July 8, 2010

Clearance and Settlement:	DTC/Clearstream/Euroclear*

Denominations:	Minimum $1,000 and in integral multiples of $1,000

Servicing Fee Rate:	2% per year

Primary Assets of the Issuing Entity:	An interest in receivables originated in private label revolving credit card accounts owned by World Financial Network National Bank

*	The Class C notes retained by the depositor will be initially issued in definitive form.

Series 2010-A

Class	Amount	% of Series 2010-A Notes
Class A notes	$355,500,000	79.00%
Class M notes	$16,875,000	3.75%
Class B notes	$21,375,000	4.75%
Class C notes	$56,250,000	12.50%

Total	$450,000,000	100.00%

Series 2010-A

	Class A	Class M	Class B	Class C
Principal Amount:	$355,500,000	$16,875,000	$21,375,000	$56,250,000

Anticipated Ratings: (1) (Standard & Poor’s/ Fitch)	AAA/AAA	AA/AA	A/A+	BBB/BBB

Credit Enhancement:	subordination of Class M, Class B and Class C notes and cash collateral account	subordination of Class B and Class C notes and cash collateral account	subordination of Class C notes and cash collateral account	spread account and cash collateral account

Interest Rate:	3.96% per year	5.20% per year	6.75% per year	5.00% per year

Interest Accrual Method:	30/360	30/360	30/360	30/360

Interest Distribution Dates:	monthly (15th), beginning August 16, 2010	monthly (15th), beginning August 16, 2010	monthly (15th), beginning August 16, 2010	monthly (15th), beginning August 16, 2010

Commencement of Accumulation Period (subject to adjustment):	June 1, 2014	June 1, 2014	June 1, 2014	June 1, 2014

Expected Principal Payment Date:	June 2015 distribution date	June 2015 distribution date	June 2015 distribution date	June 2015 distribution date

Final Maturity Date:	April 2019 distribution date	April 2019 distribution date	April 2019 distribution date	April 2019 distribution date

Pre-Funding Period:	$72,152,000 will be deposited in a pre-funding account for Series 2010-A on the closing date. The pre-funding period will end no later than July 31, 2010.

ERISA eligibility:	Yes, subject to important considerations described under “ERISA Considerations” in the accompanying prospectus, excluding the Class C notes retained by the depositor.

Debt for United States Federal Income Tax Purposes:	Yes, subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus, excluding the Class C notes retained by the depositor.

(1)	It is a condition to issuance that one of the indicated ratings be obtained for the Class A notes, the Class M notes, the Class B notes and the Class C notes.

Structural Summary

This summary is a simplified presentation of the major structural components of Series 2010-A. It does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire document and the accompanying prospectus before you purchase any notes.

Issuing Entity

The notes will be issued by World Financial Network Credit Card Master Note Trust, a Delaware statutory trust, under an indenture supplement to an indenture, each between the issuing entity and the indenture trustee.

The indenture trustee is The Bank of New York Mellon Trust Company, N.A.

Collateral for the Notes

The Series 2010-A notes will be secured by a beneficial interest in a pool of receivables that arise under World Financial Network National Bank’s private label revolving credit card accounts. The Series 2010-A notes will also be secured by the funds on deposit in the pre-funding account. The amount of your series’ claim on the receivables, which we refer to as the collateral amount, will initially equal $377,848,000, which is the excess of the total outstanding principal amount of the Series 2010-A notes on the closing date, over the amount on deposit in the pre-funding account on the closing date.

The bank has designated all eligible accounts from a number of merchant programs in its portfolio of private label credit card accounts and has transferred the receivables in those accounts either directly to World Financial Network Credit Card Master Trust or to us. We have, in turn, transferred the receivables sold to us by the bank to World Financial Network Credit Card Master Trust. We refer to the accounts that have been designated as trust accounts as the trust portfolio. World Financial Network Credit Card Master Trust has issued a collateral certificate representing an interest in the receivables and the other assets of World Financial Network Credit Card Master Trust to us. We have transferred that collateral certificate to the issuing entity and that collateral certificate serves as collateral for the notes.

The following information regarding the trust portfolio is as of March 31, 2010:

•	total receivables: $3,273,018,944,

•	principal receivables: $3,169,143,949,

•	finance charge receivables: $103,874,995,

•	total accounts designated to World Financial Network Credit Card Master Trust: 36,307,840.

As of March 31, 2010:

•	the accounts designated for the trust portfolio had an average principal receivables balance per active account of approximately $402 and an average credit limit of approximately $1,010,

•	the percentage of the aggregate principal receivables balance to the aggregate total credit limit was approximately 9.7%, and

•	the average age of the accounts was approximately 43 months.

Pairing of Series 2010-A with Series 2009-C and Series 2008-A

Series 2010-A is a paired series with respect to Series 2009-C and Series 2008-A. The controlled accumulation period for the Series 2009-C notes commenced on June 1, 2010, and principal collections allocated to Series 2009-C and shared principal collections expected to be allocated to Series 2009-C have already been set aside in trust accounts in an amount sufficient to pay the Series 2009-C notes in full on the July 2010 distribution date. The controlled accumulation period for the Series 2008-A notes is expected to commence on July 1, 2010. It is expected that funds will be set aside in trust accounts during the July 2010 monthly period in an amount sufficient to pay the Series 2008-A notes in full and, after such funds have been set aside, that all funds will be released from the pre-funding account prior to the end of the July 2010 monthly period. When funds are released from the pre-funding account, the collateral amount for your series will be increased to an amount equal to the outstanding principal amount of your series. However, we cannot assure you that principal collections allocated to Series 2008-A during the July 2010 monthly period will be sufficient to pay the Series 2008-A notes in full on the August 2010 distribution date as scheduled. See “Description of Series Provisions—Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “—Pre-Funding Account and Pre-Funding Period” and “Risk Factors— Pairing of your series with Series 2008-A may cause commencement of an early amortization period if the Series 2008-A notes are not paid in full on their expected principal payment date” in this prospectus supplement.

Prior to July 14, 2010, your series will only be entitled to receive an allocation of principal collections based on a collateral amount equal to the initial collateral amount for your series, less the outstanding principal amount of the Series 2009-C notes. Beginning with July 14, 2010 and prior to the date on which the Series 2008-A principal allocation percentage is reduced to zero, your series will be entitled to receive an allocation of principal collections based on the initial collateral amount for your series, which is $377,848,000.

In addition, because the allocation of finance charges to your series is based in part upon the collateral amount for your series and during the pre-funding period the collateral amount will be less than the outstanding principal amount of the Series 2010-A notes, your series will receive a reduced allocation of finance charge collections during the July monthly period. Earnings from investment of funds on deposit in the pre-funding account will be applied like finance charge collections to cover interest on the notes, and the funds on deposit in the pre-funding period reserve account will be applied to supplement those investment earnings on the August 2010 distribution date. The amount of finance charge collections allocated to your series, together with these investment earnings and funds withdrawn from the pre-funding period reserve account, may be less than the amount of finance charge collections that would have been available to your series if your series were not in a pre-funding period. See “Risk Factors—During the pre-funding period, the amount of finance charge collections allocated to your series, together with investment earnings and other amounts available to your series, may be less than the amount of funds that would be available to your series if your series were not in a pre-funding period.”

Pre-Funding Account and Pre-Funding Period

Your series will have a pre-funding account and a pre-funding period. On the closing date, we will deposit a portion of the cash proceeds from the sale of the Series 2010-A notes in an amount equal to $72,152,000 into the pre-funding account. The amount initially on deposit in the pre-funding account, plus the initial collateral amount for your series, will equal the aggregate initial principal amount of the Series 2010-A notes. The initial amount deposited in the pre-funding account will equal approximately 2.3% of the aggregate principal receivables in the trust as of June 24, 2010.

The “pre-funding period” for your series will be the period from and including the closing date to and including the earliest of:

•	the date the collateral amount for your series equals the aggregate outstanding principal amount of your series;

•	the commencement of an early amortization period; and

•	July 31, 2010.

It is expected that funds will be set aside in trust accounts during the July 2010 monthly period in an amount sufficient to pay the Series 2008-A notes in full and, after such funds have been set aside, that all funds will be released from the pre-funding account prior to the end of the July 2010 monthly period. However, we will only be required to request funds to be released from the pre-funding account as described in the preceding sentence to the extent that doing so would not cause the transferor amount to be less than the minimum transferor amount.

Except as described below, amounts released from the pre-funding account during the pre-funding period will be applied:

•	first, to make a deposit, if needed, to the cash collateral account up to the required cash collateral amount; and

•	second, any remaining amount will be released to us.

The collateral amount for your series will be increased by an aggregate amount equal to the amount of the funds so released. See “Description of Series Provisions — Pre-Funding Account and Pre-Funding Period.” It is expected that the collateral amount for your series will increase to an amount equal to the initial principal amount of your series by July 31, 2010, as described above under “—Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “Description of Series Provisions—Pairing of Series 2010-A with Series 2009-C and

Series 2008-A.” The pre-funding period for your series will end no later than July 31, 2010 regardless of whether funds in an amount sufficient to pay the principal amount of the Series 2008-A notes in full have been set aside.

If the collateral amount for your series is not increased so that it equals the principal amount of the notes by the end of the pre-funding period, any amount remaining in the pre-funding account will be distributed to the holders of the Class A, Class M, Class B and Class C notes, pro rata, based on the initial principal amount of each class. If an early amortization period begins for Series 2010-A during the pre-funding period, any amount remaining in the pre-funding account would be repaid to the holders of the Class A, Class M, Class B and Class C notes, pro rata, based on the initial principal amount of each class. In either of these cases, the principal amount of the notes would be reduced to an amount equal to the collateral amount for your series.

Pre-Funding Period Reserve Account

A pre-funding period reserve account will be established for your series to assist with the distribution of interest on your series on the August 2010 distribution date. On the closing date, the depositor will make a deposit to the pre-funding period reserve account in an amount equal to the pre-funding period reserve deposit amount, which will be calculated as described in the “Glossary of Terms for Prospectus Supplement.” See “Description of Series Provisions — Pre-Funding Period Reserve Account.”

Addition of Assets to the Trust

When an account has been designated as a trust account, World Financial Network National Bank continues to own the account, but we buy all receivables existing at the time of designation or created later and transfer them to the trust. The bank has the option to designate additional eligible accounts as trust accounts from time to time. If the volume of additional accounts designated exceeds specified periodic limitations, then additional new accounts can only be designated if the Rating Agency Condition is satisfied. See “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus for a more detailed description of the limitations on our ability to designate additional accounts. In addition, the bank is required to designate additional accounts as trust accounts if the amount of principal receivables held by the trust falls below a specified minimum, as more fully described in “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus.

Removal of Assets from the Issuing Entity

Optional Removals

We have the option to remove accounts from the list of designated accounts and to repurchase the related receivables from the trust in two circumstances. First, when the trust holds excess receivables, we may remove and repurchase on a random basis, subject to the satisfaction of the Rating Agency Condition. Second, some retailers have the right to purchase receivables relating to their credit card programs if those programs are terminated. If a retailer exercises this right, we will remove and repurchase the related accounts and receivables and are not required to satisfy the Rating Agency Condition. See “The Trust Portfolio — Removal of Accounts” in the accompanying prospectus for a more detailed description of our right to remove accounts.

For a discussion of certain risks arising from the termination by a retailer of its credit card program, see “Risk Factors — Termination of Certain Private Label Credit Card Programs Could Lead to a Reduction of Receivables in the Trust” in the accompanying prospectus.

Required Removals

We are required to repurchase receivables from the trust if it is discovered that they did not satisfy eligibility requirements in some material respect at the time that we transferred them to the trust, and the ineligibility results in a charge-off or in impairment of the trust’s rights in the receivables or their proceeds. Similarly, the servicer is required to purchase receivables from the trust if the servicer fails to satisfy any of its obligations in connection with the transferred receivables or trust accounts, and the failure results in a material impairment of the receivables or subjects their proceeds to a conflicting lien. These repurchase and purchase obligations are subject to cure periods and are more fully described in “The Trust Portfolio — Representations and Warranties of the Depositor” and “The Servicer — Servicer’s Representations and Warranties” in the accompanying prospectus.

World Financial Network Credit Card Master Trust

World Financial Network Credit Card Master Trust is a common law trust formed by the bank in 1996 under a pooling and servicing agreement that has been amended and may in the future be amended from time to time. The August 2001 amendment, among other things, designated us as transferor in replacement of World Financial Network National Bank. The bank has transferred some of the private label credit card receivables directly to World Financial Network Credit Card Master Trust under the pooling and servicing agreement prior to its amendment, and we have transferred the receivables sold to us by the bank under a receivables purchase agreement to World Financial Network Credit Card Master Trust under the pooling and servicing agreement.

The trustee for World Financial Network Credit Card Master Trust is The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., successor to BNY Midwest Trust Company.

At any time when no series of investor certificates issued by World Financial Network Credit Card Master Trust is outstanding, other than the collateral certificate held by the issuing entity, we may cause World Financial Network Credit Card Master Trust to terminate, at which time the receivables will be transferred to the issuing entity and held directly by the issuing entity as collateral for the notes.

We refer to the entity — either World Financial Network Credit Card Master Trust or the issuing entity — that holds the receivables at any given time as the trust.

Other Claims on the Receivables

Other Series of Notes

The issuing entity has issued other series of notes and may issue other series of notes from time to time in the future. A summary of the series of notes expected to be outstanding on the closing date is in “Annex I: Other Series of Securities Issued and Outstanding,” which is included at the end of this prospectus supplement and is incorporated in this prospectus supplement.

On February 19, 2009, Moody’s Investors Service announced that it downgraded the ratings of the Series 2004-C notes and the Series 2006-A notes issued by the issuing entity. The issuing entity has issued additional series of notes subsequent to such rating action that have not been rated by Moody’s.

For the Series 2004-C and Series 2006-A, the Class A notes were downgraded from Aaa to Aa2, the Class M notes were downgraded from Aa2 to A3, the Class B notes were downgraded from A2 to Baa3, and the Class C notes were downgraded from Baa2 to Ba3. The downgrade was based on Moody’s concerns that World Financial Network National Bank may have difficulty accessing the capital markets in the current economic environment and Moody’s view that the current, consumer-led downturn in the economy may have a more pronounced effect on companies with significant exposure to either the retail sector, subprime obligors, or both. Moody’s believes that the performance on private label credit card portfolios is particularly susceptible to downturns in the economy.

Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of notes. No new series of notes may be issued unless we satisfy the conditions described in “Description of the Notes — New Issuances of Notes” in the accompanying prospectus, including that:

•	the Rating Agency Condition is satisfied;

•

we certify, based on facts known to the certifying officer, that the new issuance will not cause an early amortization event or an event of default or materially and adversely affect the amount or timing of distributions to be made to any class of noteholders;

•

after giving effect to the new issuance, the transferor amount would not be less than the minimum transferor amount and the amount of aggregate principal receivables held by the trust, together with any amount on deposit in the excess funding account, would not be less than the required principal balance; and

•	we deliver an opinion with respect to certain tax matters.

Outstanding Series of Investor Certificates

Other than the collateral certificate, there will be no series of investor certificates issued by World Financial Network Credit Card Master Trust that remain outstanding on the closing date. Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of investor certificates.

The Transferor Interest

We own the interest, called the transferor interest, in the receivables and the other assets of the trust not supporting your series or any other series of notes or investor certificates. The transferor interest does not provide credit enhancement for your series or any other series. The amount of the transferor interest at any time is called the transferor amount and is calculated as described in “Glossary of Terms for Prospectus” in the accompanying prospectus. We are required to maintain a minimum transferor amount, which is calculated as described in “Glossary of Terms for Prospectus.” See “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus for a description of the circumstances in which we will be required to designate additional accounts as trust accounts if the transferor amount falls below the minimum transferor amount.

Allocations of Collections and Losses

Your notes represent the right to payments from a portion of the collections on the receivables. The servicer will also allocate to your series a portion of defaulted receivables and would also allocate a portion of the dilution on the receivables to your series if the dilution is not offset by the transferor amount and the depositor fails to comply with its obligation to compensate the trust for the dilution. Dilution means any reduction to the principal amounts of receivables made by the servicer because of merchandise returns or any other reason except losses or payments.

The portion of collections, defaulted receivables and uncovered dilution allocated to your series will be based mainly upon the ratio of the amount of collateral for your series to the sum of the total amount of principal receivables in the trust. The way this ratio is calculated will vary during each of three periods that may apply to your notes:

•	The revolving period, which will begin on the closing date and end when either of the other two periods begins.

•

The controlled accumulation period, which is scheduled to begin on June 1, 2014, but which may begin later, and end when the notes have been paid in full. However, if an early amortization event occurs before the controlled accumulation period begins, there will be no controlled accumulation period and an early amortization period will begin.

If an early amortization event occurs during the controlled accumulation period, the controlled accumulation period will end, and an early amortization period will begin.

•	The early amortization period, which will only occur if one or more adverse events, known as early amortization events, occurs.

For most purposes, the collateral amount used in determining these ratios will be reset no less frequently than at the end of each monthly period. References in this prospectus supplement to the monthly period related to any distribution date refer to the calendar month preceding that distribution date, or, in the case of the August 2010 distribution date, the period from the closing date through and including July 31, 2010. However, for allocations of principal collections during the controlled accumulation period or the early amortization period, the collateral amount at the end of the revolving period will be used, unless we request a decrease, and the Rating Agency Condition is satisfied.

The collateral amount for your series is:

•	the initial principal amount of the Series 2010-A notes, minus

•	the balance on deposit in the pre-funding account, minus

•

principal payments on the Series 2010-A notes (other than principal payments made from funds on deposit in the spread account) and the balance held in the principal accumulation account for principal payments, minus

•	the amount of any principal collections reallocated to cover interest and servicing payments for your series, minus

•

your series’ share of defaults and uncovered dilution to the extent not reimbursed from finance charge collections, investment earnings allocated to your series and amounts on deposit in the cash collateral account.

A reduction to the collateral amount because of reallocated principal collections, defaults or uncovered dilution will be reversed to the extent that your series has available finance charge collections and investment earnings in future periods.

Application of Finance Charge Collections

The issuing entity will apply your series’ share of collections of finance charge receivables, recoveries and investment earnings each month in the following order of priority:

•	to pay interest on the Class A notes;

•	to pay interest on the Class M notes;

•	to pay interest on the Class B notes;

•	to pay the servicing fee for your series (to the extent not retained by the servicer during the month);

•	to pay interest on the Class C notes;

•	to cover your series’ share of defaults and uncovered dilution;

•

to cover reductions in your series’ collateral amount resulting from defaults and uncovered dilution allocated to your series and from reallocated principal collections, in each case that have not been reimbursed;

•	to make a deposit, if needed, to the cash collateral account up to the required cash collateral amount;

•

to fund, in limited circumstances, a reserve account to cover interest payment shortfalls for the Series 2010-A notes during the controlled accumulation period, up to the required reserve account amount;

•	to make a deposit, if needed, to the spread account up to the required spread account amount;

•	to make any other payments required to be made from your series’ share of collections of finance charge receivables from time to time; and

•	to other series that share excess finance charge collections with Series 2010-A or to us or our assigns.

Application of Principal Collections

The issuing entity will apply your series’ share of collections of principal receivables each month as follows:

Revolving Period

During the revolving period, no principal will be paid or accumulated in a trust account for you.

Controlled Accumulation Period

During the controlled accumulation period, your series’ share of principal collections will be deposited in a trust account, up to a specified deposit amount on each distribution date. Unless an early amortization event occurs, amounts on deposit in that account will be paid on the expected principal payment date, first to the Class A noteholders until the Class A notes are paid in full, second to the Class M noteholders until the Class M notes are paid in full, third to the Class B noteholders until the Class B notes are paid in full and fourth to the Class C noteholders until the Class C notes are paid in full.

Early Amortization Period

An early amortization period for your series will start if an early amortization event occurs. The early amortization events for your series are described below in this summary, under “Description of Series Provisions — Early Amortization Events” in this prospectus supplement and under “Description of the Notes — Early Amortization Events” in the accompanying prospectus. During the early amortization period, your series’ share of principal collections will be paid monthly, first to the Class A noteholders, second to the Class M noteholders, third to the Class B noteholders and fourth to the Class C noteholders, in each case until the specified class of notes is paid in full. Regardless of whether an early amortization period commences, Series 2010-A will receive a reduced allocation of principal collections until the Series 2008-A principal allocation percentage is reduced to zero. See “Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “Pre-Funding Account and Pre-Funding Period” above in this “Structural Summary” and “Description of Series Provisions—Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “—Pre-Funding Account and Pre-Funding Period” in this prospectus supplement.

Reallocation of Principal Collections

During any of the above periods, principal collections allocated to your series may be reallocated, if necessary, to make required payments of interest on the Class A notes, the Class M notes and the Class B notes, and monthly servicing fee payments not made from your series’ share of finance charge collections, other amounts treated as finance charge collections and excess finance charge collections available from other series that share with your series. This reallocation is one of the ways that the more senior classes of notes obtain the benefit of subordination, as described under the caption “ — Credit Enhancement” below. The amount of reallocated principal collections is limited by the amount of available subordination.

As described above under “Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “Pre-Funding Account and Pre-Funding Period,” your series will receive a reduced allocation of principal collections until the monthly period following the monthly period in which sufficient funds have been accumulated to pay the Series 2008-A notes in full and, as a result, there will be less principal collections available to your series to be applied as described in the preceding paragraph during that period.

Shared Principal Collections

At all times, collections of principal receivables allocated to your series that are not needed for payments on your series will first be made available to other series, second, deposited in the excess funding account, if needed, and third, paid to us or our assigns. See “Description of the Notes — Shared Principal Collections” in the accompanying prospectus.

Interest on the Notes

Each class of notes will accrue interest from and including the closing date to but excluding August 16, 2010, and for each following interest period at the applicable rate set forth on the cover page of this prospectus supplement. Each interest period will begin on and include a distribution date and end on but exclude the next distribution date. However, the first interest period will begin on and include the closing date. Interest will be calculated based on a 360-day year of twelve 30-day months (or, in the case of the first interest period, a 37 day period and a 360 day year).

Credit Enhancement

Credit enhancement for your series includes subordination and a cash collateral account as described below. A spread account also provides credit enhancement primarily for the benefit of the Class C notes.

Credit enhancement for your series is for your series’ benefit only, and you are not entitled to the benefits of credit enhancement available to other series.

Subordination

Credit enhancement for the Class A notes includes the subordination of the Class M notes, the Class B notes and the Class C notes. Credit enhancement for the Class M notes includes the subordination of the Class B notes and the Class C notes. Credit enhancement for the Class B notes includes the subordination of the Class C notes. Subordination serves as credit enhancement in the following way. The more subordinated, or junior, classes of notes will not receive payment of interest or principal until required payments have been made to the more senior classes. As a result, subordinated classes will absorb any shortfalls in collections or deterioration in the collateral for the notes prior to senior classes.

Cash Collateral Account

A cash collateral account will provide additional credit enhancement for your series. On the closing date, we will deposit $15,113,920 (which amount represents 4% of the collateral amount of the Series 2010-A notes on the closing date) into the cash collateral account. Deposits into the cash collateral account will be made each month, as needed, from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required cash collateral account amount as described under “Description of Series Provisions — Required Cash Collateral Amount.” The cash collateral account will be used to make payments on the notes if finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series are insufficient to make required payments. The required cash collateral amount is calculated as described under “Description of Series Provisions — Required Cash Collateral Amount.” In addition, on each day during the pre-funding period on which funds are released from the pre-funding account, funds so released will be deposited into the cash collateral account up to an amount equal to the amount by which the required cash collateral amount exceeds the available cash collateral amount on such date of determination, as described under “Description of Series Provisions — Pre-Funding Account and Pre-Funding Period.”

Spread Account

A spread account will provide additional credit enhancement for your series, primarily for the benefit of the Class C notes. The spread account initially will not be funded. Deposits into the spread account will be made each month from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required spread account amount, as described under “Description of Series Provisions — Spread Account.”

The spread account will be used to make interest payments on the Class C notes if finance charge collections allocated to your series, other amounts treated as finance charge collections, excess finance charge collections available from other series and amounts withdrawn from the cash collateral account are insufficient to make those payments.

Unless an early amortization event occurs, the amount, if any, remaining on deposit in the spread account on the expected principal payment date for the Series 2010-A notes, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes, to the extent that the Class C notes have not been paid in full after application of all principal collections on that date. Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first distribution date on which the outstanding principal amount of the Class A, Class M and Class B notes has been paid.

In addition, on any day after the occurrence of an event of default with respect to Series 2010-A and the acceleration of the maturity date, the indenture trustee will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount in the distribution account for distribution to the Class C, Class A, Class M and Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.

Early Amortization Events

The issuing entity will begin to repay the principal of the notes before the expected principal payment date if an early amortization event occurs. An early amortization event will occur if the finance charge collections on the receivables are too low or if defaults are too high. The minimum amount that must be available for payments to your series in any month, referred to as the base rate, is the sum of the interest payable on the Series 2010-A notes, plus your series’ share of the servicing fee for the related monthly period, all divided by the sum of the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that period. If the average portfolio yield for your series, calculated as described in the following sentence, for any three consecutive monthly periods is less than the average base rate for the same three consecutive monthly periods, an early amortization event will occur. The portfolio yield for your series for any monthly period will be the result, expressed as a percentage, of the amount of finance charge collections and other amounts treated as finance charge collections allocated to your series for that monthly period, other than excess finance charge collections, net of the amount of defaulted principal receivables and uncovered dilution allocated to your series for that monthly period, divided by the sum of the collateral amount and amounts on deposit in the principal accumulation account, each as of the last day of that monthly period. See “Description of Series Provisions — Early Amortization Events.”

The other early amortization events are:

•	Our failure to make required payments or deposits or material failure to perform other obligations, subject to applicable grace periods;

•	Material inaccuracies in our representations and warranties subject to applicable grace periods;

•	The Series 2010-A notes are not paid in full on the expected principal payment date;

•

Bankruptcy, insolvency or similar events relating to us or the bank (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus);

•	We are unable to transfer additional receivables to the trust or the bank is unable to transfer additional receivables to us;

•	We do not transfer receivables in additional accounts or participations to the trust when required;

•	Material defaults of the servicer;

•	World Financial Network Credit Card Master Trust or the issuing entity becomes subject to regulation as an “investment company” under the Investment Company Act of 1940;

•	An event of default occurs for the Series 2010-A notes and their maturity date is accelerated; or

•	The Series 2008-A notes shall not be paid in full on the August 2010 distribution date.

Events of Default

The Series 2010-A notes are subject to events of default described under “Description of the Notes — Events of Default; Rights upon Event of Default” in the accompanying prospectus. These include:

•	Failure to pay interest on the Series 2010-A notes for 35 days after it is due;

•	Failure to pay principal on the Series 2010-A notes when it becomes due and payable on the final maturity date for the Series 2010-A notes;

•

Bankruptcy, insolvency or similar events relating to the issuing entity (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus); and

•	Material failure by the issuing entity to perform its obligations under the indenture, subject to applicable grace periods.

In the case of an event of default involving bankruptcy, insolvency or similar events relating to the issuing entity, the principal amount of the Series 2010-A notes automatically will become immediately due and payable (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus). If any other event of default occurs and continues with respect to the Series 2010-A notes, the indenture trustee or holders of more than 50% of the then-outstanding principal amount of the Series 2010-A notes may declare the principal amount of the Series 2010-A notes to be immediately due and payable. These declarations may be rescinded by holders of more than 50% of the then-outstanding principal amount of the Series 2010-A notes if the related event of default has been cured, subject to the conditions described under “Description of the Notes — Events of Default; Rights upon Event of Default” in the accompanying prospectus.

After an event of default and the acceleration of the Series 2010-A notes, funds allocated to Series 2010-A and on deposit in the collection account, the excess funding account and the other trust accounts will be applied to pay principal of and interest on the Series 2010-A notes to the extent permitted by law. Principal collections and finance charge collections allocated to Series 2010-A will be applied to make monthly principal and interest payments on the Series 2010-A notes until the earlier of the date those notes are paid in full or the final maturity date of those notes. If the Series 2010-A notes are accelerated or the issuing entity fails to pay the principal of the Series 2010-A notes on the final maturity date, subject to the conditions described in the accompanying prospectus under “Description of the Notes — Events of Default; Rights upon Event of Default”, the indenture trustee may, if legally permitted, cause the trust to sell (i) principal receivables in an amount equal to the collateral amount for Series 2010-A and (ii) the related finance charge receivables.

Optional Redemption

The servicer has the option to purchase your notes when the outstanding principal amount for your series has been reduced to 5% or less of the initial principal amount. See “Description of the Notes — Final Payment of Principal” in the accompanying prospectus.

Servicing and Servicer’s Fee

The servicer for the trust is World Financial Network National Bank. World Financial Network National Bank, as servicer, receives a fee for its servicing activities. The share of the servicing fee allocable to Series 2010-A for each payment date will be equal to one-twelfth of the product of (a) 2% and (b) the collateral amount for Series 2010-A on the last day of the prior monthly period. However, the servicing fee for the first monthly period will be based on the number of days in the first monthly period. The servicing fee allocable to Series 2010-A for each payment date will be paid from your series share of collections of finance charge receivables, recoveries and investment earnings each month as described in “ — Application of Finance Charge Collections” above and in “Description of Series Provisions — Application of Finance Charge Collections.”

Tax Status

Subject to important considerations described under “Material Federal Income Tax Consequences” in this prospectus supplement, and under “Federal Income Tax Consequences” in the accompanying prospectus, Mayer Brown LLP as tax counsel to the issuing entity, is of the opinion that under existing law the Series 2010-A notes (other than notes retained by the bank or by a person disregarded as an entity separate from the bank) will be characterized as debt for federal income tax purposes and that neither World Financial Network Credit Card Master Trust nor the issuing entity will be classified as an association or constitute a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. By your acceptance of a Series 2010-A note, you will agree to treat your Series 2010-A notes as debt for federal, state and local income and franchise tax purposes. See “Federal Income Tax Consequences” in the accompanying prospectus for additional information concerning the application of federal income tax laws.

ERISA Considerations

Subject to important considerations described under “ERISA Considerations” in the accompanying prospectus, the Series 2010-A Class A notes, Class M notes and Class B notes are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. If you are contemplating purchasing the Series 2010-A Class A notes, Class M notes or Class B notes on behalf of or with plan assets of any plan or account, we suggest that you consult with counsel regarding whether the purchase or holding of the Series 2010-A Class A notes, Class M notes or Class B notes could give rise to a transaction prohibited or not otherwise permissible under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). Each purchaser that purchases a Series 2010-A Class A note, Class M note or Class B note will be deemed to represent and warrant that either (i) it is not acquiring the note with assets of (or on behalf of) a benefit plan or any other plan that is subject to Title I of ERISA or Section 4975 of the Code, any entity deemed to hold “plan assets” of either of the foregoing, or any other plan that is subject to any law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, or (ii) its purchase, holding and disposition of the note will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law. See “ERISA Considerations” in the accompanying prospectus.

Risk Factors

There are material risks associated with an investment in the Series 2010-A notes, and you should consider the matters set forth under “Risk Factors” beginning on page S-16 below and on page 8 of the accompanying prospectus.

Ratings

It is a condition to the issuance of the Series 2010-A notes that one of the ratings set forth for the Class A notes, the Class M notes, the Class B notes and the Class C notes in the “Summary of Terms” above be obtained.

Any rating assigned to the notes by a credit rating agency will reflect the rating agency’s assessment solely of the likelihood that noteholders will receive the payments of interest and principal required to be made under the terms of the series and will be based primarily on the value of the receivables in the trust and the credit enhancement provided. The rating is not a recommendation to purchase, hold or sell any notes. The rating does not constitute a comment as to the marketability of any notes, any market price or suitability for a particular investor. Ratings on the notes will be monitored by the rating agencies that are rating the notes while the notes are outstanding. Any rating can be changed or withdrawn by a rating agency at any time.

WFN Credit Company, LLC

Our address is 220 West Schrock Road, Westerville,

Ohio 43081. Our phone number is (614) 729-5044.

Application of Finance Charge Collections
and Principal Collections Received by World Financial Network National Bank
as Servicer of World Financial Network Credit Card Master Trust

Cardholders
Payments of Finance Charges and Principal
Servicer
World Financial Network Credit Card Master Trust
Other Series of Investor Certificates
Collateral Certificate
WFN Credit Company, LLC (Holder of Transferor Interest)
World Financial Network Credit Card Master Note Trust
Application of Series 2010-A Finance Charge and Principal Collections
Other Series of Notes

Application of Series 2010-A
Finance Charge Collections

Series 2010-A finance charge collections
Class A interest payments
Class M interest payments
Class B interest payments
Servicing fee payment
Class C interest payments
Cover Series 2010-A share of defaults on receivables and uncovered dilution
Reimbursements of collateral amount reductions from defaults, uncovered dilution and reallocations of principal collections
Cash Collateral Account deposits
Reserve Account deposits
Spread Account deposits
Other payments required to be made from Series 2010-A's share of finance charge collections
Excess finance charge collections

Application of Series 2010-A
Available Principal Collections

Series 2010-A available principal collections
Reallocated principal collections to cover interest payments on Class A, Class M and Class B notes or servicing fee payments
Principal Accumulation Account
Excess principal collections

This prospectus supplement uses defined terms. You can find a glossary of terms under the caption “Glossary of Terms for Prospectus Supplement” beginning on page S-49 in this prospectus supplement and under the caption “Glossary of Terms for Prospectus” beginning on page 91 in the accompanying prospectus.

Risk Factors

In addition to the risk factors described in the prospectus, you should consider the following risk factors before deciding to purchase the Series 2010-A notes.

During the pre-funding period, the amount of finance charge collections allocated to your series, together with investment earnings and other amounts available to your series, may be less than the amount of funds that would be available to your series if your series were not in a pre-funding period.	During the pre-funding period, your interest in the receivables—which we refer to as the collateral amount—will be less than the outstanding principal amount of your series to the extent of the balance on deposit in the pre-funding account. Since the allocation of finance charges to your series is based in part upon your collateral amount, your series will not receive an allocation of finance charge collections during the pre-funding period fully commensurate with the outstanding principal amount of the Series 2010-A notes. In addition, although funds will be released from the pre-funding account after sufficient funds are set aside to pay principal on the Series 2008-A notes in full and will result in a corresponding increase in the collateral amount for your series, the allocation percentage used for purposes of allocating finance charge collections to your series will not be reset to reflect this increase until the monthly period following the monthly period in which such funds are released from the pre-funding account. Earnings from investment of funds on deposit in the pre-funding account and funds on deposit in the pre-funding period reserve account will be applied like finance charge collections on the August distribution date. Even with these additional funds, the amounts available to make payments to you may be less than if your series were fully supported by receivables.

Pairing of your series with Series 2008-A may cause commencement of an early amortization period if the Series 2008-A notes are not paid in full on their expected principal payment date.	We expect that funds in an amount sufficient to pay the principal amount of the Series 2008-A notes in full will have been set aside by July 31, 2010 and that the collateral amount for your series will have been increased to an amount equal to the outstanding principal amount of your series by that date. If the collateral amount for your series does not equal the full outstanding principal amount of your series by the end of the pre-funding period, the amounts remaining on deposit in the pre-funding account will be released and used to pay down the principal amount of the Class A, Class M, Class B and Class C notes, pro rata, based on the initial principal amount of each class. In addition, if the Series 2008-A notes are not paid in full on their expected principal payment date, an early amortization event will occur for your series and the principal amount of your series, after giving effect to the repayment described in the preceding sentence, will begin to be repaid on each distribution date until the Series 2010-A notes are paid in full. See “Description of Series Provisions—Early Amortization Period.” We cannot assure you that you would be able to reinvest any such released funds in similar securities or at a comparable rate of return at that time.

Your series will receive a reduced allocation of principal collections until the Series 2009-C principal allocation percentage and the Series 2008-A principal allocation percentage are reduced to zero.	Your series will only be entitled to receive an allocation of principal collections based on a collateral amount equal to the initial collateral amount for your series, less the outstanding principal amount of the Series 2009-C notes, prior to July 14, 2010. Beginning with July 14, 2010 and prior to the date on which the Series 2008-A principal allocation percentage is reduced to zero, your series will be entitled to receive an allocation of principal collections based on the initial collateral amount for your series, which is $377,848,000. As a result, your series will have fewer reallocated principal collections to cover required payments of interest on the Class A notes, the

Class M notes and the Class B notes and monthly servicing fee payments, if your series’ share of finance charge collections, other amounts treated as finance charge collections and excess finance charge collections available from other series are not sufficient to make these payments. Even if an early amortization event occurs for your series, your series will only be entitled to receive a reduced allocation of principal collections as described above until the Series 2008-A principal allocation percentage is reduced to zero. See “Description of Series Provisions—Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “—Allocation Percentages.”

Payments on the Class M notes are subordinate to payments on the Class A notes	If you buy Class M notes, your interest payments will be subordinate to interest payments on the Class A notes, and your principal payments will be subordinate to principal payments on the Class A Notes as follows:

• You will not receive any interest payments on your Class M notes on any distribution date until the full amount of interest then payable on the Class A notes has been paid in full.

•   In addition, except under the limited circumstances described under “Description of Series Provisions—Pre-Funding Account and Pre-Funding Period,” you will not receive any principal payments on your Class M notes on any distribution date until the entire principal amount of the Class A notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class M notes before reducing payments on the Class A notes. If the total amount of reductions to the collateral amount exceeds the principal amount of the Class B notes and the Class C notes, then the Class M notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A noteholders until the outstanding principal amount of the Class A notes and all accrued and unpaid interest payable to the Class A noteholders have been paid in full before any payments would be made to the Class M noteholders.

Payments on the Class B notes are subordinate to payments on the Class A notes and the Class M notes	If you buy Class B notes, your interest payments will be subordinate to interest payments on the Class A notes and the Class M notes, and your principal payments will be subordinate to principal payments on the Class A notes and the Class M notes as follows:

•   You will not receive any interest payments on your Class B notes on any distribution date until the full amount of interest then payable on the Class A notes and the Class M notes, in each case, has been paid in full.

•   In addition, except under the limited circumstances described under “Description of Series Provisions—Pre-Funding Account and Pre-Funding Period,” you will not receive any principal payments on your Class B notes on any distribution date until the entire principal amount of the Class A notes and the Class M notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class B notes before reducing payments on the Class M notes or the Class A notes. If the total amount of reductions to the collateral amount exceeds the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes and then to the Class M notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to the specified class have been paid in full before any payments would be made to the Class B noteholders.

Payments on the Class C notes are subordinate to payments on the Class A notes, the Class M notes and the Class B notes

If you buy Class C notes, your interest payments will be subordinate to interest payments on the Class A, the Class M notes and the Class B notes, and your principal payments will be subordinate to principal payments on the Class A notes, Class M notes, and Class B notes as follows:

•   You will not receive any interest payments on your Class C notes on any distribution date until the full amount of interest then payable on the Class A notes, the Class M notes and the Class B notes has been paid in full.

•   In addition, except under the limited circumstances described under “Description of Series Provisions — Spread Account” and “—Pre-Funding Account and Pre-Funding Period,” you will not receive any principal payments on your Class C notes on any distribution date until the entire principal amount of the Class A notes, the Class M notes and the Class B notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class C notes before reducing payments on the Class B notes, Class M notes or Class A notes. If the total amount of reductions to the collateral amount are not reimbursed from subsequent collections, then the Class C notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, second to the Class M notes and third to the Class B notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to the specified class have been paid in full before any payments would be made to the Class C noteholders.

The ratings for the notes are limited in scope, may not continue to be issued and do not consider the suitability of an investment in the securities for you	It is a condition to the issuance of the Series 2010-A notes that one of the ratings set forth for the Class A notes, Class M notes, the Class B notes and the Class C notes in the “Summary of Terms” be obtained. The rating considers only the likelihood that the issuing entity will pay interest on time and will ultimately pay principal in full or make full distributions of the outstanding balance of the notes. A note rating is not a recommendation to buy, sell or hold the notes. Ratings on the notes may be lowered, qualified or withdrawn at any time after the notes are issued without notice from the issuing entity or the depositor and an unsolicited rating that differs from (or is lower than) the rating provided by a rating agency hired to rate the transaction may be issued by a rating agency not hired to rate the transaction. No one has an obligation to provide additional credit enhancement or to restore the original rating of any notes with respect to which a rating agency changes its rating or withdraws a rating in the future. A rating downgrade or the issuance of a rating that is lower than the initial solicited ratings may reduce the price that a subsequent purchaser will be willing to pay for the notes. Additionally, we note that a rating agency may have a conflict of interest where, as is the case with the ratings of the notes (with the exception of unsolicited ratings), the sponsor or the issuing entity of the security pays the fee charged by the rating agency for its rating services. Ratings on the notes do not address the timing of distributions of principal on the notes prior to the applicable final scheduled payment date. The ratings do not consider the prices of the notes or their suitability to a particular investor.

The bankruptcy of a retailer included in the trust portfolio may affect the timing and amount of payments to you	Recently, the United States has experienced a period of economic slowdown. Rising unemployment and the continued lack of availability of credit has contributed to a decline in demand for many consumer products, including those sold at the retailers included in the trust portfolio. A prolonged economic slowdown may increase the risk that a retailer becomes subject to a voluntary or involuntary case under any applicable federal or state bankruptcy or other similar law. The bankruptcy of a retailer could lead to a significant decline in the amount of new receivables and could lead to increased delinquencies and defaults on the receivables associated with a retailer that is subject to a proceeding under bankruptcy or similar laws. Any of these effects of a retailer bankruptcy could result in the commencement of an early amortization period for one or more series of notes, including your series. If an early amortization event occurs, you could receive payment of principal sooner than expected. See “Maturity Considerations” in this prospectus supplement.

In addition, certain series of variable funding notes issued by the issuing entity are subject to early amortization based on triggers relating to the bankruptcy of retailers. The occurrence of an early amortization event for such series would significantly limit the bank’s ability to securitize additional receivables. See “Risk Factors—The bank depends on its ability to sell and securitize its credit card receivables to fund new receivables” in the accompanying prospectus.

Charge-offs are expected to increase and could reduce payments to you

The global financial and economic crisis has had and could continue to have an adverse effect on the trust portfolio. The current deep economic recession and rising unemployment contributed to significant increases in net losses and delinquencies for 2008, 2009 and the first three months of 2010 compared to 2007. See “Receivables Performance—Delinquency and Loss Experience” in this prospectus supplement. Increases in delinquencies and charge-offs could continue, particularly if conditions in the general economy further deteriorate.

If the amount of charged-off receivables and any uncovered dilution allocated to your series exceeds the amount of funds available to reimburse those amounts, you may not receive the full amount of principal and interest due to you. See “Description of Series Provisions—Investor Charge-Offs” in this prospectus supplement and “The Servicer—Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus.

FDIC receivership or conservatorship of the bank could result in delays in payments or losses on your notes

If the bank were to become insolvent, were to violate applicable regulations, or if other similar circumstances were to occur, the FDIC could be appointed receiver or conservator of the bank. As receiver or conservator, the FDIC would have various powers under the Federal Deposit Insurance Act, including the repudiation and automatic stay powers described under “The Issuing Entity –Conservatorship and Receivership; Bankruptcy” in the accompanying prospectus. We have structured the transaction contemplated by this prospectus supplement and the accompanying prospectus to comply with the FDIC’s interim rule relating securitizations. Under that rule, the FDIC has stated that it will not use its repudiation power to reclaim, recover or recharacterize a bank’s transfer of financial assets in connection with a securitization completed on or prior to September 30, 2010, or, with respect to revolving securitization trusts, for securitizations in which the related beneficial interests were issued on or before September 30, 2010, that complies with the interim rule’s conditions, and the FDIC has indicated that it does not believe the automatic stay applies to financial assets so transferred.

If the FDIC were to successfully assert that this transaction does not comply with the interim rule and that the transfer of receivables under the receivables purchase agreement between the bank and us was not a legal true sale, then we would be treated as having made a loan to the bank, secured by the transferred receivables. If the FDIC repudiated that loan, the amount of compensation that the FDIC would be required to pay would be limited to “actual direct compensatory damages,” as discussed under “The Issuing Entity–Conservatorship and Receivership; Bankruptcy” in the accompanying prospectus.

If the FDIC were appointed as conservator or receiver for the bank, the FDIC could:

•   require the issuing entity or any of the other transaction parties to go through an administrative claims procedure to establish its rights to payments collected on the receivables; or

•   request a stay of proceedings to liquidate claims or otherwise enforce contractual and legal remedies against the bank; or

•   repudiate without compensation the bank’s ongoing servicing obligations under a servicing agreement, such as its duty to collect and remit payments or otherwise service the receivables; or

•   prior to any such repudiation of a servicing agreement, prevent the trustee or the noteholders from appointing a successor servicer.

If the FDIC, as conservator or receiver for the bank, were to take any of the actions described above, payments and/or distributions of principal and interest on your notes could be delayed or reduced. See “Risk Factors—If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” and “The Issuing Entity—Conservatorship and Receivership; Bankruptcy” in the accompanying prospectus.

Receivables Performance

The tables below contain performance information for the receivables in the trust portfolio for each of the periods shown. The composition of the trust portfolio is expected to change over time. The future performance of the receivables in the trust portfolio may be different from the historical performance set forth below.

All data set forth in the tables below is reported on a collected basis, except that data for some acquired portfolios is reported on a billed basis for the period before the bank acquired them. Average principal receivables outstanding is the average of the principal receivables balances at the beginning of each month in the period indicated. Fees include late fees and return check fees.

Delinquency and Loss Experience

The following tables set forth the aggregate delinquency and loss experience for cardholder payments on the credit card accounts in the trust portfolio for each of the dates or periods shown. The global financial and economic crisis has had and could continue to have an adverse effect on the trust portfolio. The current deep economic recession and rising unemployment have contributed to significant increases in net losses and delinquencies for 2008, 2009 and the first three months of 2010 compared to 2007. We expect that net losses and delinquencies will continue to correlate with declines in the general economy and increases in unemployment. Increases in net losses and delinquencies could continue, particularly if conditions in the general economy further deteriorate.

We cannot assure you that the future delinquency and loss experience for the receivables will be similar to the historical experience set forth below.

Receivables Delinquency Experience

Trust Portfolio

(Dollars in Thousands)

	As of March 31,		As of December 31,
	2010		2009		2008		2007		2006		2005
	Principal Receivables	Percentage of Total Principal Receivables	Principal Receivables	Percentage of Total Principal Receivables	Principal Receivables	Percentage of Total Principal Receivables	Principal Receivables	Percentage of Total Principal Receivables	Principal Receivables	Percentage of Total Principal Receivables	Principal Receivables	Percentage of Total Principal Receivables
Receivables Outstanding	$3,169,144		$3,534,269		$3,468,602		$3,403,175		$3,516,744		$3,203,950
Receivables Delinquent:
31-60 Days	50,736	1.60%	61,361	1.74%	63,777	1.84%	56,481	1.66%	51,238	1.46%	50,970	1.59%
61-90 Days	38,736	1.22%	44,647	1.26%	44,775	1.29%	38,161	1.12%	33,562	0.95%	30,860	0.96%
91-120 Days	31,693	1.00%	37,403	1.06%	36,346	1.05%	30,363	0.89%	27,412	0.78%	23,967	0.75%
121-150 Days	27,355	0.86%	32,381	0.92%	32,257	0.93%	25,507	0.75%	23,802	0.68%	19,301	0.60%
151 or More Days	25,308	0.80%	29,116	0.82%	28,005	0.81%	22,134	0.65%	20,115	0.57%	16,635	0.52%

Total (1)	173,828	5.49%	204,908	5.80%	$205,160	5.91%	$172,646	5.07%	$156,129	4.44%	$141,733	4.42%

(1)	Dollar amounts and percentages may not add up to the total or to 100%, respectively, due to rounding.

Account Delinquency Experience

Trust Portfolio

	As of March 31,		As of December 31,
	2010		2009		2008		2007		2006		2005
	Total Active Accounts	Percentage of Total Active Accounts	Total Active Accounts	Percentage of Total Active Accounts	Total Active Accounts	Percentage of Total Active Accounts	Total Active Accounts	Percentage of Total Active Accounts	Total Active Accounts	Percentage of Total Active Accounts	Total Active Accounts	Percentage of Total Active Accounts
Total Active Accounts(1)	8,141,334		9,414,583		9,935,664		10,297,868		11,247,868		10,544,946
Accounts Delinquent: (1)
31-60 Days	112,047	1.38%	136,690	1.45%	152,671	1.54%	157,711	1.53%	155,538	1.38%	156,776	1.49%
61-90 Days	78,338	0.96%	90,829	0.96%	97,272	0.98%	93,875	0.91%	88,777	0.79%	87,089	0.83%
91-120 Days	61,498	0.76%	74,900	0.80%	78,257	0.79%	75,925	0.74%	70,238	0.62%	66,535	0.63%
121-150 Days	53,202	0.65%	64,476	0.68%	70,064	0.71%	62,980	0.61%	60,407	0.54%	53,312	0.51%
151 or More Days	48,588	0.60%	57,690	0.61%	60,355	0.61%	53,406	0.52%	50,741	0.45%	45,238	0.43%

Total (2)	353,673	4.34%	424,585	4.51%	458,619	4.62%	443,897	4.31%	425,701	3.78%	408,950	3.88%

(1)	Excludes Zero Balance Accounts
(2)	Dollar amounts and percentages may not add up to the total or to 100%, respectively, due to rounding.

Loss Experience

Trust Portfolio

(Dollars in Thousands)

	Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
Average Receivables Outstanding	$3,380,326	$3,197,751	$3,167,084	$3,266,139	$3,050,272	$2,892,769
Gross Charge Offs (1)	94,673	373,975	300,405	252,426	205,667	254,449
Recoveries (2)	13,581	70,045	86,039	77,017	64,958	65,104
Net Charge Offs (3)	81,092	303,930	214,366	175,409	140,709	189,345
Net Charge-Offs as a percentage of Average Receivables Outstanding (annualized)	9.60%	9.50%	6.77%	5.37%	4.61%	6.55%

(1)	Gross Charge Offs includes gross charge offs of principal receivables.
(2)	Recoveries includes recoveries of principal and finance charge receivables and fees.
(3)	Net Charge Offs equal Gross Charge Offs minus Recoveries.

Revenue Experience

The gross revenues from finance charges and fees related to accounts in the trust portfolio for each of the periods shown are set forth in the following table. The figures reflected in the following table represent balances before deductions for charge-offs, returned merchandise, and customer disputes or other expenses and reductions due to fraud.

Revenue Experience

Trust Portfolio

(Dollars in Thousands)

	Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
Average Receivables Outstanding	$3,380,326	$3,197,751	$3,167,084	$3,266,139	$3,050,272	$2,892,769
Total Finance Charges and Fees	220,835	872,930	863,496	892,084	818,928	728,142
Total Finance Charges and Fees as a percentage of Average Receivables Outstanding (annualized)	26.13%	27.30%	27.26%	27.31%	26.85%	25.17%

The Trust Portfolio

The receivables to be conveyed to the trust have been or will be generated from transactions made by holders of credit card accounts included in the trust portfolio. A description of the bank’s credit card business is contained in the accompanying prospectus under the heading “Sponsor — Private Label Credit Card Activities.”

As of the end of the day on March 31, 2010:

•	The receivables in the trust portfolio included $3,169,143,949 of principal receivables and $103,874,995 of finance charge receivables.

•	The accounts designated for the trust portfolio had an average principal receivables balance per active account of approximately $402 and an average credit limit of approximately $1,010.

•	The percentage of the aggregate principal receivables balance to the aggregate total credit limit was approximately 9.7%.

•	The average age of the accounts was approximately 43 months.

•

The percentage of the accounts in the trust portfolio for which cardholders made minimum payments as of their respective latest statement date, in each case based on the prior month statement minimum payment, was approximately 12.85%.

•

The percentage of the accounts in the trust portfolio for which cardholders made full payments as of their respective latest statement date, in each case based on the prior month statement outstanding balance, was approximately 12.49%.

The following tables summarize the trust portfolio by various criteria as of the end of business on March 31, 2010. Please note that percentages presented in the tables in this section may not add to 100.00% due to rounding. For purposes of the tables below, “Number of Accounts” refers to all trust accounts, including any accounts that are inactive accounts and zero-balance accounts, which in some cases may be closed accounts that have not yet been removed from the originator’s computer system and from the trust portfolio. Because the future composition of the trust portfolio will change over time, these tables are not indicative of the composition of the trust portfolio at any subsequent time.

The table immediately below sets forth the number of fixed and floating rate credit cards and the associated principal amounts contained in the trust portfolio as of March 31, 2010.

Our variable rate credit cards represent APRs indexed to a benchmark rate plus various spread levels. In many cases, this effective APR is subject to a minimum rate. Total Variable represents those effective APRs that are not subject to a minimum rate as of March 31, 2010. All of our variable rate credit cards are subject to a maximum rate.

Distribution of Trust Portfolio

by Fixed/Floating APR

(Dollars in Thousands; Accounts in Thousands)

	Number of Accounts	Percentage of Number of Accounts	Principal Receivables Outstanding	Percentage of Principal Receivables Outstanding
Total Fixed	1,266	3.49%	$45,398	1.43%
Total Variable(1)	35,042	96.51%	$3,123,746	98.57%

Total	36,308	100.00%	$3,169,144	100.00%

(1)	In the majority of instances, the annual variable rate is currently prime plus 21.74%.

Composition by Retailer Type

Trust Portfolio(1)

Retailer Type	Percentage of Principal Receivables Outstanding
Soft goods	73.96%
Furniture	20.45%
Jewelry	2.28%
Other	3.31%

(1)

The credit card programs, or group of credit card programs for affiliated companies of the Limited Brands, including each of its affiliates as of March 31, 2010, accounted for approximately 21.2% of the principal receivables in the trust portfolio. The group of credit card programs for affiliated companies of Redcats USA, Inc. (formerly Brylane), including each of its affiliates as of March 31, 2010, accounted for approximately 10.8% of the principal receivables in the trust portfolio. As of that date there were 25 other active credit card programs included in the trust portfolio.

Composition by Account Balance

Trust Portfolio

Account Balance Range	Number of Accounts	Percentage of Number of Accounts	Principal Receivables Outstanding	Percent of Principal Receivable Outstanding
Credit Balance	230,266	0.63%	$(7,834,776)	-0.25%
No Balance	28,166,511	77.58%	—	0.00%
$0.01 - $50.00	1,297,683	3.57%	36,556,318	1.15%
$50.01 - $100.00	1,202,900	3.31%	89,065,192	2.81%
$100.01 - $150.00	841,744	2.32%	104,348,726	3.29%
$150.01 - $250.00	1,171,231	3.23%	230,588,559	7.28%
$250.01 - $350.00	733,626	2.02%	217,713,808	6.87%
$350.01 - $500.00	740,075	2.04%	311,300,766	9.82%
$500.01 - $1,000.00	1,153,725	3.18%	815,840,067	25.74%
$1,000.01 - $1,500.00	400,518	1.10%	486,535,445	15.35%
$1,500.01 or more	369,561	1.02%	885,029,843	27.93%

Total	36,307,840	100.00%	$3,169,143,949	100.00%

Composition by Credit Limit

Trust Portfolio

Credit Limit Range	Number of Accounts	Percentage of Number of Accounts	Principal Receivables Outstanding	Percent of Principal Receivable Outstanding
No Credit Limit	4,297,471	11.84%	$442,437,511	13.96%
$0.01 - $100.00	612,333	1.69%	7,478,293	0.24%
$100.01 - $250.00	2,049,754	5.65%	59,860,685	1.89%
$250.01 - $350.00	1,250,750	3.44%	45,495,003	1.44%
$350.01 - $500.00	3,891,786	10.72%	90,354,089	2.85%
$500.01 - $750.00	4,831,490	13.31%	176,786,367	5.58%
$750.01 - $1,000.00	9,537,208	26.27%	353,564,330	11.16%
$1,000.01 - $1,250.00	2,644,772	7.28%	321,740,142	10.15%
$1,250.01 - $1,500.00	2,249,094	6.19%	309,060,306	9.75%
$1,500.01 - $2,000.00	2,190,427	6.03%	438,172,179	13.83%
$2,000.01 - $2,500.00	797,385	2.20%	248,706,575	7.85%
$2,500.01 or more	1,955,370	5.39%	675,488,468	21.31%

Total	36,307,840	100.00%	$3,169,143,949	100.00%

Composition by Account Age

Trust Portfolio

Age Range	Number of Accounts	Percentage of Number of Accounts	Principal Receivables Outstanding	Percent of Principal Receivable Outstanding
Not More than 12 Months	5,134,588	14.14%	$673,180,195	21.24%
Over 12 Months to 24 Months	4,730,172	13.03%	380,930,265	12.02%
Over 24 Months to 36 Months	5,046,228	13.90%	341,220,815	10.77%
Over 36 Months to 48 Months	3,614,866	9.96%	303,566,446	9.58%
Over 48 Months to 60 Months	2,544,834	7.01%	234,961,559	7.41%
Over 60 Months	15,237,152	41.97%	1,235,284,669	38.98%

Total	36,307,840	100.00%	$3,169,143,949	100.00%

Cardholders whose accounts are designated for the trust portfolio had billing addresses in all 50 states and the District of Columbia except for 0.76% of the principal receivables balance for the trust for which cardholders had billing addresses located outside of the United States or the District of Columbia. Except for the 7 states listed below, no state accounted for more than 5% of the number of accounts or 5% of the total principal receivables balances as of March 31, 2010.

Composition by Billing Address

Trust Portfolio

State	Percentage of Number of Accounts	Percentage of Principal Receivables Outstanding
New York	8.69%	7.39%
California	8.26%	7.99%
Texas	7.85%	10.27%
Florida	5.11%	5.57%
Pennsylvania	5.24%	5.52%
Ohio	5.66%	5.56%
Illinois	4.99%	7.54%

As described under “The Sponsor — Underwriting Process” in the accompanying prospectus, the bank uses proprietary scoring models developed for the bank for purposes of monitoring obligor credit quality. The bank’s proprietary scoring model is used as a tool in the underwriting process and for making credit decisions. The proprietary scoring model is based on historical data and requires the bank to make various assumptions about future performance. As a result, the bank’s proprietary model is not intended, and should not be relied upon, to forecast actual future performance.

Information regarding customer performance is factored into these proprietary scoring models to determine the probability of an account becoming 90 or more days past due at any time within the next 12 months. Obligor credit quality is monitored at least monthly during the life of an account. The information in the table below is based on the most recent information available for each account in the trust portfolio. Because the future composition of the trust portfolio will change over time, obligor credit quality as shown in the table below is not indicative of obligor credit quality for the trust portfolio at any subsequent time. In addition, the bank’s assessment of obligor credit quality may change over time depending on the conduct of the cardholder and changes in the proprietary scoring models used by the bank.

Composition by Obligor Credit Quality

Trust Portfolio

Probability of an Account Becoming 90 or More Days Past Due or Becoming Charged-off (within the next 12 months)	Principal Receivables Outstanding	Percentage of Principal Receivables Outstanding
No Score	$43,468,264	1.37%
12.6% and higher	819,676,818	25.86%
3.7% - 12.6%	1,328,298,772	41.91%
1.9% - 3.7%	684,206,203	21.59%
Lower than 1.9%	293,493,892	9.26%

Total	$3,169,143,949	100.00%

Static Pool Information

Static pool information regarding the performance of the receivables in the trust portfolio is provided in Annex II to this prospectus supplement, which forms an integral part of this prospectus supplement. All static pool information regarding the performance of those receivables in Annex II for periods prior to January 1, 2006 will not form a part of this prospectus supplement, the accompanying prospectus or the registration statement relating to the notes. Static pool information for periods prior to January 1, 2006 is not available and cannot be obtained without unreasonable expense or effort.

Maturity Considerations

Series 2010-A will always be in one of three periods—the revolving period, the controlled accumulation period or the early amortization period. Unless an early amortization event occurs or the collateral amount does not equal the aggregate principal amount of your series by the end of the pre-funding period, each class of the Series 2010-A notes will not receive payments of principal until the expected principal payment date for the Series 2010-A notes. The expected principal payment date for the Series 2010-A notes will be the June 2015 distribution date. If the Series 2010-A collateral amount is not increased so that it equals the principal amount of the Series 2010-A notes by the end of the pre-funding period, any amount remaining in the pre-funding account will be paid to the holders of the Class A, Class M, Class B and Class C notes, pro rata, based on the initial principal amount of each class. See “Description of Series Provisions—Pre-Funding Account and Pre-Funding Period.” We expect the issuing entity to have sufficient funds to pay the full principal amount of the Series 2010-A notes on the expected principal payment date. However, if an early amortization event occurs, principal payments for any class may begin prior to the expected principal payment date.

Controlled Accumulation Period

During the controlled accumulation period, principal allocated to the Series 2010-A noteholders will accumulate in the principal accumulation account in an amount calculated to pay the Series 2010-A notes in full on their expected principal payment date. We expect, but cannot assure you, that the amounts available in the principal accumulation account on the expected principal payment date for the Series 2010-A notes will be sufficient to pay in full the outstanding principal amount of the Series 2010-A notes. If there are not sufficient funds on deposit in the principal accumulation account to pay the Series 2010-A notes in full on their expected principal payment date, an early amortization event will occur and the early amortization period will begin.

Early Amortization Period

If an early amortization event occurs during either the revolving period or the controlled accumulation period, the early amortization period will begin. If an early amortization event occurs during the controlled accumulation period, on the next distribution date any amount on deposit in the principal accumulation account will be paid:

•	first to Class A noteholders, up to the outstanding principal amount of the Class A notes;

•	second to Class M noteholders, up to the outstanding principal amount of the Class M notes;

•	third to Class B noteholders, up to the outstanding principal amount of the Class B notes; and

•	fourth to Class C noteholders, up to the outstanding principal amount of the Class C notes.

In addition, if the outstanding principal amount of the notes has not been paid in full, the issuing entity will continue to pay principal in the priority noted above to the noteholders on each distribution date during the early amortization period until the Series 2010-A final maturity date, which is the April 2019 distribution date. No principal will be paid on the Class M notes until the Class A notes have been paid in full and no principal will be paid on the Class B notes until the Class A and Class M notes have been paid in full. Except as described under “Description of Series Provisions —Spread Account,” no principal will be paid on the Class C notes until the Class A, the Class M and the Class B notes have been paid in full.

Regardless of whether an early amortization period commences, Series 2010-A will receive a reduced allocation of principal collections until the Series 2008-A principal allocation percentage is reduced to zero. See “Description of Series Provisions—Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “—Pre-Funding Account and Pre-Funding Period” in this prospectus supplement.

Payment Rates

The payment rate on the receivables is the most important factor that will determine the size of principal payments during an early amortization period and whether the issuing entity has funds available to repay the notes on the expected principal payment date. The following Cardholder Monthly Payment Rates table sets forth the highest and lowest cardholder monthly payment rates on the credit card accounts during any month in the periods shown and the average cardholder monthly payment rates for all months in the periods shown, in each case calculated as a percentage of average total receivables for each month during the periods shown. Payment rates shown in the table are based on amounts that would be deemed payments of principal receivables and finance charge receivables with respect to the accounts.

Although we have provided historical data concerning the payment rates on the receivables, because of the factors described in the accompanying prospectus under “Risk Factors,” we cannot provide you with any assurance that the levels and timing of payments on receivables in the trust portfolio from time to time will be similar to the historical experience described in the following table or that deposits into the principal accumulation account or the distribution account, as applicable, will be in accordance with the applicable controlled accumulation amount. The servicer may shorten the controlled accumulation period and, in that event, we cannot provide any assurance that there will be sufficient time to accumulate all amounts necessary to pay the outstanding principal amounts of the Series 2010-A notes on the expected principal payment date.

Cardholder Monthly Payment Rates

Trust Portfolio

	Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
Lowest Month	13.57%	12.57%	15.61%	16.09%	16.31%	16.76%
Highest Month	14.74%	17.63%	18.93%	20.24%	20.57%	20.14%
Monthly Average	14.18%	14.62%	16.96%	18.09%	18.51%	18.23%

We cannot assure you that the cardholder monthly payment rates in the future will be similar to the historical experience set forth above. In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions and payment habits of individual cardholders.

Reduced Principal Allocations

We may request a reduction to the allocation percentage used to determine your series’ share of principal collections. However, the reduction will only be permitted upon satisfying the following conditions:

•	written notice delivered to the indenture trustee and the servicer;

•	the Rating Agency Condition is satisfied; and

•	we certify that in our reasonable belief, the reduction will not cause an early amortization event with respect to Series 2010-A.

Description of Series Provisions

We have summarized the material terms of the Series 2010-A notes below and under “Description of the Notes” in the accompanying prospectus.

General

The Class A notes, the Class M notes, the Class B notes and the Class C notes comprise the Series 2010-A notes and will be issued under the indenture, as supplemented by the Series 2010-A indenture supplement, in each case between the issuing entity and the indenture trustee.

The Series 2010-A notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof. The Series 2010-A notes will be available in book-entry form, registered in the name of Cede & Co., as nominee of DTC, except for the Class C notes retained by the depositor, which will be represented initially by definitive notes. See “Description of the Notes — General,” “ — Book-Entry Registration” and “— Definitive Notes” in the accompanying prospectus. Payments of interest and principal will be made on each distribution date on which those amounts are due to the noteholders in whose names the Series 2010-A notes were registered on the related record date, which will be the last day of the monthly period preceding that distribution date.

Collateral Amount

The Series 2010-A notes are secured by collateral consisting of an interest in the receivables. At any time, the amount of the collateral for the Series 2010-A notes, which we call the collateral amount, is calculated as follows:

•	the initial principal amount of the Series 2010-A notes, minus

•	the balance on deposit in the pre-funding account, minus

•

all previous principal payments made on your series (other than principal payments made from funds on deposit in a spread account maintained for the benefit of the Class C notes) and the balance held in the principal accumulation account for such payments, minus

•

all unreimbursed reductions to the collateral amount as a result of defaulted receivables or uncovered dilution allocated to your series or reallocations of principal collections to cover interest or the servicing fee for your series.

The collateral amount cannot be less than zero. The collateral amount will be increased when amounts on deposit in the pre-funding account are released to the depositor.

Pairing of Series 2010-A with Series 2009-C and Series 2008-A

Series 2010-A is a paired series with respect to Series 2009-C and Series 2008-A. The controlled accumulation period for the Series 2009-C notes commenced on June 1, 2010, and principal collections allocated to Series 2009-C and shared principal collections expected to be allocated to Series 2009-C have already been set aside in trust accounts in an amount sufficient to pay the Series 2009-C notes in full on the July 2010 Distribution Date. The controlled accumulation period for the Series 2008-A notes is expected to commence on July 1, 2010. It is expected that funds will be set aside in trust accounts during the July 2010 monthly period in an amount sufficient to pay the Series 2008-A notes in full and, after such funds have been set aside, that all funds will be released from the pre-funding account prior to the end of the July 2010 monthly period. When funds are released from the pre-funding account, the collateral amount for your series will be increased to an amount equal to the outstanding principal amount of your series. However, we cannot assure you that principal collections allocated to Series 2008-A during the July 2010 monthly period will be sufficient to pay the Series 2008-A notes in full on the August 2010 Distribution Date as scheduled. See “Description of Series Provisions—Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “—Pre-Funding Account and Pre-Funding Period” and “Risk Factors— Pairing of your series with Series 2008-A may cause commencement of an early amortization period if the Series 2008-A notes are not paid in full on their expected principal payment date” in this prospectus supplement.

Prior to July 14, 2010, your series will only be entitled to receive an allocation of principal collections based on a collateral amount equal to the initial collateral amount for your series, less the outstanding principal amount of the Series 2009-C notes. Beginning with July 14, 2010 and prior to the date on which the Series 2008-A principal allocation percentage is reduced to zero, your series will be entitled to receive an allocation of principal collections based on the initial collateral amount for your series, which is $377,848,000.

In addition, because the allocation of finance charges to your series is based in part upon the collateral amount for your series and during the pre-funding period the collateral amount will be less than the outstanding principal amount of the Series 2010-A notes, your series will receive a reduced allocation of finance charge collections during the July monthly period. Earnings from investment of funds on deposit in the pre-funding account will be applied like finance charge collections to cover interest on the notes, and the funds on deposit in the pre-funding period reserve account will be applied to supplement those investment earnings on the August 2010 distribution date. The amount of finance charge collections allocated to your series, together with these investment earnings and funds withdrawn from the pre-funding period reserve account, may be less than the amount of finance charge collections that would have been available to your series if your series were not in a pre-funding period. See “Risk Factors—During the pre-funding period, the amount of finance charge collections allocated to your series, together with investment earnings and other amounts available to your series, may be less than the amount of funds that would be available to your series if your series were not in a pre-funding period.”

Pre-Funding Account and Pre-Funding Period

Your series will have a pre-funding account and a pre-funding period. On the closing date, we will deposit a portion of the cash proceeds from the sale of the Series 2010-A notes in an amount equal to $72,152,000 into the pre-funding account. The amount initially on deposit in the pre-funding account, plus the initial collateral amount for your series, will equal the aggregate initial principal amount of the Series 2010-A notes. The initial amount deposited in the pre-funding account will equal approximately 2.3% of the aggregate principal receivables in the trust as of June 24, 2010.

The “pre-funding period” for your series will be the period from and including the closing date to and including the earliest of:

•	the date the collateral amount for your series equals the aggregate outstanding principal amount of your series;

•	the commencement of an early amortization period; and

•	July 31, 2010.

It is expected that funds will be set aside in trust accounts during the July 2010 monthly period in an amount sufficient to pay the Series 2008-A notes in full and, after such funds have been set aside, that all funds will be released from the pre-funding account prior to the end of the July 2010 monthly period. However, we will only be required to request funds to be released from the pre-funding account as described in the preceding sentence to the extent that doing so would not cause the transferor amount to be less than the minimum transferor amount.

Except as described below, amounts released from the pre-funding account during the pre-funding period will be applied:

•	first, to make a deposit, if needed, to the cash collateral account up to the required cash collateral amount; and

•	second, any remaining amount will be released to us.

The collateral amount for your series will be increased by an aggregate amount equal to the amount of the funds so released. It is expected that the collateral amount for your series will increase to an amount equal to the initial principal amount of your series by July 31, 2010, as described above under “—Pairing of Series 2010-A with Series 2009-C and Series 2008-A.” The pre-funding period for your series will end no later than July 31, 2010 regardless of whether funds in an amount sufficient to pay the principal amount of the Series 2008-A notes in full have been set aside.

If the collateral amount for your series is not increased so that it equals the principal amount of the notes by the end of the pre-funding period, any amount remaining in the pre-funding account will be repaid to the holders of the Class A, Class M, Class B and Class C notes, pro rata, based on the initial principal amount of each class. If an early amortization period begins for Series 2010-A during the pre-funding period, any amount remaining in the pre-funding account would be distributed to the holders of the Class A, Class M, Class B and Class C notes, pro rata, based on the initial principal amount of each class. In either of these cases, the principal amount of the notes would be reduced to an amount equal to the collateral amount for your series.

Funds on deposit in the pre-funding account will be invested in Eligible Investments. On the day on which the pre-funded amount is released from the pre-funding account, all investment income (net of investment losses and expenses) earned on amounts in the pre-funding account will be transferred to the finance charge account and applied on the following distribution date as if such amounts were finance charge collections allocated to Series 2010-A.

Allocation Percentages

The servicer will allocate among your series, other series of notes issued and outstanding, outstanding series of investor certificates issued by World Financial Network Credit Card Master Trust and our unpledged interest in the trust the following items: collections of finance charge receivables and principal receivables; defaulted receivables; and any dilution amounts that are not offset by our interest in the trust or reimbursed by us. On any day, the allocation percentage for your series will be the percentage equivalent — which may not exceed 100% — of a fraction:

•	the numerator of which is:

•

for purposes of allocating finance charge collections and defaulted receivables at all times and principal collections during the revolving period beginning with the date on which the Series 2008-A principal allocation percentage is reduced to zero, equal to the collateral amount as measured at the end of the prior monthly period (or, in the case of the month during which the closing date occurs, on the closing date) after taking into account any deposits to be made to the principal accumulation account and any reductions to be made to the collateral amount on account of principal payments on the distribution date for the current monthly period; and

•

for purposes of allocating principal collections during the controlled accumulation period and the early amortization period, beginning with the date on which the Series 2008-A principal allocation percentage is reduced to zero, equal to the collateral amount at the end of the revolving period, less, if sufficient funds have been deposited to a trust account to pay the outstanding principal amount of the Series 2010-A notes in full on the distribution date falling in the monthly period for which the allocation percentage is being calculated, the aggregate amount of principal payments to be made on such final distribution date; and

•

for purposes of allocating principal collections for any monthly period (or portion thereof) prior to the date on which the Series 2008-A principal allocation percentage is reduced to zero, equal to the sum of (A) the initial collateral amount for your series, less the Series 2009-C initial collateral amount, plus (B) for any monthly period (or portion thereof) after the date on which the Series 2009-C principal allocation percentage is reduced to zero, the Series 2009-C initial collateral amount; and

•	the denominator of which is the greater of:

•	the total amount of principal receivables in the trust measured as of a specified date; and

•	the sum of the numerators used to calculate the applicable allocation percentages for all series of notes or investor certificates outstanding as of the date of determination.

As discussed in “Maturity Considerations —Reduced Principal Allocations” in this prospectus supplement, we may, by written notice delivered to the indenture trustee and the servicer, designate a reduced numerator for allocating principal collections to your series.

The denominator referred to above will initially be set as of the closing date. The denominator will be reset for purposes of allocating principal collections, finance charge collections and defaulted receivables at all times as follows:

•	at the end of each monthly period;

•	on each date on which supplemental accounts are added to the trust;

•	on each date on which accounts are removed from the trust in an aggregate amount approximately equal to the collateral amount of any series that has been paid in full;

•	on each date on which there is an increase in the outstanding balance of any variable interest issued by the trust; and

•	on each date on which a new series of notes, or a class of notes relating to a multiple issuance series, is issued.

Interest Payments

Each interest period will begin on and include a distribution date and end on but exclude the next distribution date. However, the first interest period will begin on and include the closing date.

Each of the Class A, Class M, Class B and Class C notes will accrue interest during each interest period based on the outstanding principal amount of such class as of the last day of the monthly period preceding the related distribution date (or in the case of the initial distribution date, as of the closing date) at a rate equal to the per annum rate specified below:

Class A	3.96%
Class M	5.20%
Class B	6.75%
Class C	5.00%

Interest on the Series 2010-A notes will be calculated based on a 360-day year of twelve 30-day months.

If the issuing entity does not pay interest as calculated above to any class when due on a distribution date, the amount not paid will be due on the next distribution date, together with interest on the overdue amount of regular monthly interest at 2% plus the interest rate payable on the notes for the applicable class.

Principal Payments

During the revolving period, no principal payments will be made on your notes. If Series 2010-A is not fully funded at the end of the pre-funding period, amounts on deposit in the pre-funding account will be withdrawn and applied to pay principal of the Class A notes, the Class M notes, the Class B notes and the Class C notes, pro rata, based on the initial principal amount of each class. During the controlled accumulation period and the early amortization period, deposits to the principal accumulation account and principal payments on the Series 2010-A notes will be made on each distribution date from the following sources:

(a)	principal collections allocated to your series based on your allocation percentage and retained in the collection account during the prior monthly period, less any amounts required to be reallocated to cover interest payments on the Class A, Class M and Class B notes or servicing fee payments; plus

(b)	any finance charge collections or other amounts required to be treated as principal collections in order to cover the share of defaulted receivables and uncovered dilution amounts allocated to your series or to reinstate prior reductions to the collateral amount; plus

(c)	any principal collections from other series that are shared with your series.

Controlled Accumulation Period

The controlled accumulation period is scheduled to commence on June 1, 2014. However, the servicer may extend the revolving period and postpone the controlled accumulation period, subject to the conditions described under “Description of the Notes—Suspension and Postponement of Controlled Accumulation Period” in the accompanying prospectus. The servicer may postpone the controlled accumulation period only if the number of months needed to fund the principal accumulation account to pay the Class A, Class M, Class B and Class C notes on the expected principal payment date is less than 12 months. In no event will the servicer postpone the beginning of the controlled accumulation period to later than May 1, 2015.

The controlled accumulation period may also be suspended, subject to the conditions described under “Description of the Notes—Suspension and Postponement of Controlled Accumulation Period” in the accompanying prospectus.

On each distribution date relating to the controlled accumulation period prior to the expected principal payment date, the indenture trustee will deposit in the principal accumulation account an amount equal to the least of:

(1)	funds available for this purpose for your series with respect to that distribution date;

(2)	$37,500,000 or, if the commencement of the controlled accumulation is postponed, any higher deposit amount as the servicer may determine is necessary to fully fund the principal accumulation account, plus any amounts required to be deposited to the principal accumulation account on prior distribution dates that have not yet been deposited;

(3)	an amount equal to the outstanding principal amount of the Series 2010-A notes, minus the amount on deposit in the principal accumulation account prior to any deposits on that date; and

(4)	the collateral amount.

If the early amortization period has not commenced, on the expected principal payment date for the Series 2010-A notes, amounts in the principal accumulation account will be paid first to the Class A noteholders until the Class A notes are paid in full, second to the Class M noteholders until the Class M notes are paid in full, third to the Class B noteholders until the Class B notes are paid in full and fourth to the Class C noteholders until the Class C notes are paid in full.

During the controlled accumulation period, the portion of funds available but not required to be deposited in the principal accumulation account on a distribution date will be made available to investors in other series as shared principal collections.

Early Amortization Period

On each distribution date relating to the early amortization period, the Class A noteholders will be entitled to receive funds available for principal payments for Series 2010-A for the related monthly period in an amount up to the outstanding principal amount of the Class A notes.

After payment in full of the outstanding principal amount of the Class A notes, the Class M noteholders will be entitled to receive, on each distribution date relating to the early amortization period, the remaining available funds for Series 2010-A for the related monthly period in an amount up to the outstanding principal amount of the Class M notes.

After payment in full of the outstanding principal amount of the Class A notes and the Class M notes, the Class B noteholders will be entitled to receive, on each distribution date relating to the early amortization period, the remaining available funds for Series 2010-A for the related monthly period in an amount up to the outstanding principal amount of the Class B notes.

After payment in full of the outstanding principal amount of the Class A notes, the Class M notes and the Class B notes, the Class C noteholders will be entitled to receive on each distribution date relating to the early amortization period, the remaining available funds for Series 2010-A for the related monthly period in an amount up to the outstanding principal amount of the Class C notes.

Regardless of whether an early amortization period commences, Series 2010-A will receive a reduced allocation of principal collections until the Series 2008-A principal allocation percentage is reduced to zero. See “Description of Series Provisions—Pairing of Series 2010-A with Series 2009-C and Series 2008-A” and “—Pre-Funding Account and Pre-Funding Period” in this prospectus supplement.

See “ — Early Amortization Events” below for a discussion of events that might lead to the commencement of the early amortization period.

Subordination

The Class M notes are subordinated to the Class A notes. The Class B notes are subordinated to the Class A notes and the Class M notes. The Class C notes are subordinated to the Class A notes, the Class M notes and the Class B notes. Interest payments will be made on the Class A notes prior to being made on the Class M notes, the Class B notes and the Class C notes. Interest payments will be made on the Class M notes prior to being made on the Class B notes and the Class C notes. Interest payments will be made on the Class B notes prior to being made on the Class C notes.

Principal payments on the Class M notes will not begin until the Class A notes have been paid in full. Principal payments on the Class B notes will not begin until the Class A notes and the Class M notes have been paid in full. Except as described under “Description of Series Provisions — Spread Account,” principal payments on the Class C notes will not begin until the Class A notes, the Class M notes and the Class B notes have been paid in full.

The collateral amount for your series will be reduced as the collateral is applied for the benefit of your series, for instance as principal payments are made on your series (other than principal payments made from funds on deposit in the spread account maintained for the benefit of the Class C notes). In addition, the collateral amount can be applied for the benefit of your series in two other ways:

•

by reallocating principal collections to make Class A, Class M and Class B interest payments and to pay the servicing fee for your series, when finance charge collections are not sufficient to make these payments; and

•	to absorb your series’ share of defaulted receivables and any uncovered dilution amounts, when finance charge collections are not sufficient to cover these amounts.

If the total amount of these latter two types of reductions exceeds the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If the total exceeds the sum of principal amounts of the Class B and Class C notes, then the Class M notes may not be repaid in full. If the total exceeds the sum of principal amounts of the Class C, Class B and Class M notes, then the Class A notes may not be repaid in full.

If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, second to the Class M notes, third to the Class B notes and finally to the Class C notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to that class have been paid in full.

Application of Finance Charge Collections

We refer to your series’ share of finance charge collections, including net investment proceeds transferred from the principal accumulation account, amounts withdrawn from the reserve account (other than amounts withdrawn upon termination of the reserve account) and any available excess finance charge collections from other series, collectively, as finance charge collections. On each distribution date, the servicer will direct the indenture trustee to apply your series’ share of finance charge collections for the prior month in the following order:

(1)	to pay interest on the Class A notes, including any overdue interest and additional interest on the overdue interest;

(2)	to pay interest on the Class M notes, including any overdue interest and additional interest on the overdue interest;

(3)	to pay interest on the Class B notes, including any overdue interest and additional interest on the overdue interest;

(4)	to pay the servicing fee for your series for the prior monthly period and any overdue servicing fee (to the extent not retained by the servicer during the month);

(5)	to pay interest on the Class C notes, including any overdue interest and additional interest on the overdue interest;

(6)	an amount equal to your series’ share of the defaulted receivables and uncovered dilution, if any, for the related monthly period, will be treated as principal collections for the prior monthly period;

(7)	an amount equal to any previously unreimbursed reductions to the collateral amount on account of defaulted receivables, uncovered dilution or reallocations of principal collections will be treated as principal collections for the prior monthly period;

(8)	an amount equal to the excess, if any, of the required cash collateral amount over the amount then on deposit in the cash collateral account will be deposited into the cash collateral account;

(9)	on and after the reserve account funding date, an amount equal to the excess, if any, of the required reserve account amount over the amount then on deposit in the reserve account will be deposited into the reserve account;

(10)	an amount equal to the excess, if any, of the required spread account amount over the amount then on deposit in the spread account will be deposited into the spread account;

(11)	to make any other payments required to be made from your series’ share of collections of finance charge receivables from time to time; and

(12)	all remaining amounts will constitute excess finance charge collections and will be available to cover any shortfalls in finance charge collections for other outstanding series in group one and the remaining amount will be paid to us or our assigns.

Reallocation of Principal Collections

If your series’ share of finance charge collections plus any draw made on the cash collateral account are not sufficient to pay the aggregate amount of interest on the Class A, Class M and Class B notes and the servicing fee for your series, then principal collections will be reallocated to cover these amounts. Any reallocation of principal collections is a use of the collateral for your notes. Consequently, these uses will reduce the remaining collateral amount by a corresponding amount. The amount of principal collections that will be reallocated on any distribution date will not exceed the sum of:

•	the lower of:

•

the excess of the amounts needed to pay current, overdue and additional interest on the Class A notes over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account that are available to cover these amounts; and

•

the greater of (1)(a) 21.0% of the sum of (i) the collateral amount on the closing date and (ii) the aggregate amount of increases to the collateral amount as a result of the release of funds from the pre-funding account as of the end of the preceding monthly period minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and (2) zero; plus

•	the lower of:

•

the excess of the sum of the amounts needed to pay current, overdue and additional interest on the Class M notes over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account that are available to cover these amounts;

•

and the greater of (1)(a) 17.25% of the sum of (i) the collateral amount on the closing date and (ii) the aggregate amount of increases to the collateral amount as a result of the release of funds from the pre-funding account as of the end of the preceding monthly period minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and after giving effect to the reallocation of principal collections to make required interest payments for the Class A notes on the then-current distribution date and (2) zero; plus

•	the lower of:

•

the excess of the sum of the amounts needed to pay current, overdue and additional interest on the Class B notes and the current and past due servicing fee for your series over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account and from the spread account that are available to cover these amounts; and

•

the greater of (1)(a) 12.5% of the sum of (i) the collateral amount on the closing date and (ii) the aggregate amount of increases to the collateral amount as a result of the release of funds from the pre-funding account as of the end of the preceding monthly period minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and after giving effect to the reallocation of principal collections to make required interest payments for the Class A and Class M notes on the then-current distribution date and (2) zero.

Investor Charge-Offs

For each charged-off account, the servicer will allocate a portion of the defaulted receivables in that account to your series in an amount equal to your series’ allocation percentage on the date the account is charged-off, multiplied by the amount of principal receivables in the charged-off account on that date. The allocation percentage is described under “ — Allocation Percentages” above. The defaulted receivables allocated to your series for any monthly period will equal the sum of all such amounts allocated to your series during that monthly period.

Dilution will also be allocated to your series in the circumstances described in “The Servicer — Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus. If dilution is allocated among series for any monthly period, your series’ share of dilution will equal:

(1)	dilution to be allocated to all series for that monthly period, times

(2)	a fraction,

•	the numerator of which is your series’ allocation percentage for purposes of allocating finance charge collections for that monthly period, as described under “ — Allocation Percentages” above, and

•	the denominator of which is the sum of the allocation percentages used by all outstanding series for purposes of allocating finance charge collections;

provided that, if the allocation percentage for finance charge collections has been reset during that monthly period, the fraction described in clause (2) above will be calculated on a weighted average basis for that monthly period.

On each distribution date, if the sum of the defaulted receivables and any remaining uncovered dilution allocated to your series is greater than finance charge collections used to cover those amounts, then the collateral amount will be reduced by the amount of the excess. Any reductions in the collateral amount on account of defaulted receivables and uncovered dilution will be reinstated to the extent that finance charge collections are available for that purpose on any subsequent distribution date.

Sharing Provisions

Your series is in group one for purposes of sharing excess finance charge collections. Your series will share excess finance charge collections with other series of notes in group one and other series of investor certificates in group one for World Financial Network Credit Card Master Trust. See “Description of the Notes — Shared Excess Finance Charge Collections” in the accompanying prospectus.

Your series is a principal sharing series; however, your series will not be entitled to share excess principal collections from other series if your series is in an early amortization period until the first transfer date on or after the earlier of (i) the expected principal payment date for the Series 2010-A notes and (ii) the date on which all outstanding series are in early amortization periods. See “Description of the Notes — Shared Principal Collections” in the accompanying prospectus.

Principal Accumulation Account

The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the principal accumulation account. During the controlled accumulation period, the indenture trustee at the direction of the servicer will make deposits to the principal accumulation account as described above under “ — Principal Payments” in this prospectus supplement.

Funds on deposit in the principal accumulation account will be invested to the following distribution date by the indenture trustee at the direction of the servicer in highly rated liquid investments that meet the criteria described in the indenture supplement. Investment earnings, net of investment losses and expenses, on funds on deposit in the principal accumulation account will be deposited in the collection account and treated as finance charge collections available to your series for the related transfer date. If, for any distribution date on or prior to the expected principal payment date for the Series 2010-A notes, these net investment earnings are less than the sum of:

(a)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account, up to the outstanding principal amount of the Class A notes, and the denominator of which is equal to the outstanding principal amount of the Class A notes, in each case on the record date immediately preceding that distribution date and (2) the Class A monthly interest payment, plus

(b)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the outstanding principal amount of the Class A notes, up to the outstanding principal amount of the Class M notes, in each case on the record date immediately preceding that distribution date and the denominator of which is equal to the outstanding principal amount of the Class M notes, on the record date immediately preceding that distribution date and (2) the Class M monthly interest payment, plus

(c)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the sum of the outstanding principal amounts of the Class A notes and the Class M notes, up to the outstanding principal amount of the Class B notes, in each case on the record date immediately preceding that distribution date, and the denominator of which is equal to the outstanding principal amount of the Class B notes, on the record date immediately preceding that distribution date and (2) the Class B monthly interest payment, plus

(d)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the sum of the outstanding principal amounts of the Class A notes, the Class M notes and the Class B notes, in each case on the record date immediately preceding that distribution date, and the denominator of which is equal to the outstanding principal amount of the Class C notes, on the record date immediately preceding that distribution date and (2) the Class C monthly interest payment;

then the indenture trustee will withdraw the shortfall, to the extent required and available, from the reserve account and deposit it in the collection account for use as finance charge collections that are available to your series.

Cash Collateral Account

The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the cash collateral account. We will deposit $15,113,920 into the cash collateral account, which amount represents 4% of the collateral amount on the closing date. The interest of the Class M noteholders in the cash collateral account will be subordinated to the interests of the Class A noteholders, and the interest of the Class B noteholders in the cash collateral account will be subordinated to the interests of the Class A and Class M noteholders, in each case as described in this prospectus supplement. The interest of the Class C noteholders in the cash collateral account will be subordinated to the interests of the Class A, Class M and Class B noteholders.

On each distribution date prior to the termination of the cash collateral account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the cash collateral account to the extent the amount on deposit in the cash collateral account is less than the required cash collateral account amount. In addition, on each day on which funds are released from the pre-funding account, funds so released to the extent available for such purpose will be deposited into the cash collateral account up to the an amount equal to the amount by which the required cash collateral amount exceeds the available cash collateral amount on such date of determination as described under “—Pre-Funding Account and Pre-Funding Period” above.

All amounts on deposit in the cash collateral account will be invested by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be treated as collections of finance charge receivables. For purposes of determining the availability of funds or the balance of the cash collateral account, all investment earnings will be deemed not to be available or on deposit.

On the day before each distribution date — which we call a transfer date — the servicer will calculate the required draw amount and the required cash collateral amount for the related distribution date.

Required Draw Amount

The required draw amount will equal the shortfall, if any, in the amount of finance charge collections available to cover the interest payable on the notes, servicing fees that are then due and your series share of defaulted receivables and any uncovered dilution. See “ — Application of Finance Charge Collections.”

If the required draw amount is greater than zero, the indenture trustee will withdraw the required draw amount (to the extent available) from the cash collateral account and use the funds to cover the shortfall.

Required Cash Collateral Amount

The required cash collateral amount, for any transfer date, or any day during the pre-funding period on which funds are released from the pre-funding account, will equal the greater of:

•

4.0% of the collateral amount, after taking into account deposits to the principal accumulation account on the related transfer date and payments to be made on the related distribution date or any release of funds from the pre-funding account, as applicable; and

•

for any transfer date occurring on or after the commencement of the early amortization period, an amount equal to 4.0% of the collateral amount as of the close of business on the last day of the revolving period.

However, the required cash collateral amount will never exceed the aggregate outstanding principal amount of the notes less any amounts on deposit in the principal accumulation account, each as of the last day of the monthly period preceding that transfer date after taking into account deposits into the principal accumulation account on that transfer date and the payments to be made on the related distribution date. Also, we may designate a lesser required cash collateral amount if the Rating Agency Condition is satisfied.

If on any transfer date, the amount on deposit in the cash collateral account exceeds the required cash collateral amount, the indenture trustee will withdraw the excess amount from the cash collateral account, and the amount withdrawn will no longer be available as enhancement for your notes.

Pre-Funding Period Reserve Account

The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the pre-funding period reserve account, which is a segregated trust account held for the benefit of your series. The pre-funding period reserve account is established to assist with the distribution of interest on your series during the pre-funding period. On the closing date, the depositor will deposit an amount equal to the Pre-Funding Period Reserve Deposit Amount into the funding period reserve account. The Pre-Funding Period Reserve Deposit Amount will be calculated as described in the “Glossary of Terms for Prospectus Supplement.” Funds on deposit in the pre-funding period reserve account will be invested in Eligible Investments.

On the August 2010 transfer date, the indenture trustee, at the direction of the servicer, shall transfer all funds on deposit in the pre-funding period reserve account from the pre-funding period reserve account to the finance charge account and such amount will be treated as finance charge collections available to your series for that transfer date. The pre-funding period reserve account will then be terminated.

Reserve Account

The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the reserve account. The reserve account is established to assist with the distribution of interest on the notes during the controlled accumulation period and on the first distribution date with respect to the early amortization period. On each distribution date from and after the reserve account funding date, but prior to the termination of the reserve account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the reserve account to the extent the amount on deposit in the reserve account is less than the required reserve account amount.

Unless the Rating Agency Condition is satisfied, the reserve account funding date will be a date selected by the servicer that is not later than the distribution date with respect to the monthly period which commences three months prior to the commencement of the controlled accumulation period.

The required reserve account amount for any distribution date on or after the reserve account funding date will be equal to (a) 0.50% of the outstanding principal amount of the Series 2010-A notes or (b) any other amount designated by us. We may only designate a lesser amount if the Rating Agency Condition is satisfied and we will certify to the indenture trustee that, based on the facts known to the certifying officer at the time, in our reasonable belief, the designation will not cause an early amortization event to occur for Series 2010-A.

On each distribution date, after giving effect to any deposit to be made to, and any withdrawal to be made from, the reserve account on that distribution date, the indenture trustee will withdraw from the reserve account an amount equal to the excess, if any, of the amount on deposit in the reserve account over the required reserve account amount, and the amount withdrawn will no longer be available as enhancement for your notes. Any amounts withdrawn from the reserve account and distributed to us or our assigns will not be available for distribution to the noteholders.

All amounts on deposit in the reserve account on any distribution date — after giving effect to any deposits to, or withdrawals from, the reserve account to be made on that distribution date — will be invested to the following distribution date by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be either retained in the reserve account to the extent the amount on deposit is less than the required reserve account amount or deposited in the collection account and treated as finance charge collections available to your series.

On or before each distribution date with respect to the controlled accumulation period and on or before the first distribution date with respect to the early amortization period, the indenture trustee will withdraw from the reserve account and deposit in the collection account an amount equal to the lesser of:

(1)	the amount then on deposit in the reserve account with respect to that distribution date; and

(2)	the amount of the shortfall described under “—Principal Accumulation Account” above.

Amounts withdrawn from the reserve account as described in the immediately preceding paragraph on any distribution date will be included as finance charge collections available to your series for that distribution date.

The reserve account will be terminated upon the earliest to occur of:

(1)	the first distribution date for the early amortization period;

(2)	the expected principal payment date for the Series 2010-A notes; and

(3)	the termination of the trust.

Immediately prior to the termination of the reserve account, all amounts on deposit in the reserve account, after giving effect to any withdrawal from the reserve account on that date as described above, will be applied to make the payments and deposits described in clauses (1) through (11) under “—Application of Finance Charge Collections,” to the extent such payments or deposits have not been made from your series share of finance charge collections on that date.

Spread Account

The indenture trustee will establish and maintain as a segregated trust account held as security primarily for the benefit of the Class C noteholders to serve as the spread account. The spread account will be established to assist with the distribution of interest on the Class C notes. On each distribution date prior to the termination of the spread account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the spread account to the extent that the amount on deposit in the spread account is less than the required spread account amount.

The required spread account amount for any distribution date during the revolving period will equal the product of (i) the Spread Account Percentage in effect on that distribution date and (ii) the collateral amount. The required spread account amount for any distribution date after the revolving period will equal the product of (i) the Spread Account Percentage in effect on that distribution date and (ii) the collateral amount as of the last day of the revolving period; provided that after the occurrence of an event of default and acceleration of the Series 2010-A notes, the required spread account amount for any distribution date shall equal the outstanding principal amount of the Series 2010-A notes, after taking into account any payments to be made on that distribution date. Prior to the occurrence of an event of default and acceleration of the Series 2010-A notes, the required spread account amount will never exceed the outstanding principal amount of the Class C notes after taking into account any payments to be made on that distribution date.

On each distribution date, after giving effect to any deposit to be made to, and any withdrawals to be made from, the spread account on that distribution date, the indenture trustee will withdraw from the spread account an amount equal to the excess, if any, of the amount on deposit in the spread account over the required spread account amount, and the amount withdrawn will no longer be available as enhancement for the Class C notes. Any amounts withdrawn from the spread account and distributed to us or our assigns will not be available for distribution to the noteholders.

All amounts on deposit in the spread account on any distribution date — after giving effect to any deposits to, or withdrawals from, the spread account on that distribution date — will be invested to the following distribution date by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on those investments will be either retained in the spread account to the extent the amount on deposit is less that the required spread account amount or deposited in the collection account and treated as finance charge collections available to your series.

Spread Account Distributions

On or before each distribution date, the indenture trustee will withdraw from the spread account and deposit in the distribution account for payment to the Class C noteholders an amount equal to the lesser of:

(1)	the amount then on deposit in the spread account with respect to that distribution date; and

(2)	the shortfall, if any, in the amount of finance charge collections and amounts withdrawn from the cash collateral account that are available to cover the interest payable on the Class C notes.

Unless an early amortization event occurs, the indenture trustee will withdraw from the spread account and deposit in the distribution account for distribution to the Class C noteholders on the expected principal payment date for the Class C notes an amount equal to the lesser of:

(1)	the amount on deposit in the spread account after application of any amounts as set forth in the immediately preceding paragraph; and

(2)	the outstanding principal amount of the Class C notes after the application of any amounts on that distribution date.

Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the second preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first distribution date on which the outstanding principal amount of the Class A, Class M and Class B notes has been paid in full.

In addition, on any day after the occurrence of an event of default with respect to Series 2010-A and the acceleration of the maturity date, the indenture trustee will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount in the distribution account for distribution to the Class C, Class A, Class M and Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.

Paired Series

Your series may be paired with one or more other series issued at a later time once the controlled accumulation period for your series begins. We call each of these later issued series a paired series. See “Description of the Notes — Paired Series” in the accompanying prospectus. The issuance of the paired series will be subject to the conditions described under “Description of the Notes — New Issuances of Notes” in the accompanying prospectus.

We cannot guarantee that the terms of any paired series will not have an impact on the calculation of the allocation percentage used to allocate principal collections to your series or the timing or amount of payments received by you as a Series 2010-A noteholder. In particular, the numerator for the allocation percentage used to allocate principal collections to your series may be reduced upon the occurrence of an early amortization event for a paired series. The extent to which the timing or amount of payments received by you may be affected will depend on many factors, only one of which is a change in the calculation of the allocation percentage.

Early Amortization Events

An early amortization event will occur for the Series 2010-A notes upon the occurrence of any of the following events:

(a)	failure of the depositor (1) to make any payment or deposit on the date required to be made under the pooling and servicing agreement, the collateral series supplement, the transfer and servicing agreement, the indenture or the Series 2010-A indenture supplement within the applicable grace period which shall not exceed 5 business days or (2) to observe or perform in any material respect its other covenants or agreements set forth in the pooling and servicing agreement, the transfer and servicing agreement, the indenture or the Series 2010-A indenture supplement, which failure has a material adverse effect on the Series 2010-A noteholders and which continues unremedied for a period of 60 days after written notice of the failure, requiring the same to be remedied;

(b)	any representation or warranty made by the depositor in the transfer and servicing agreement or the pooling and servicing agreement or any information required to be given by it to identify the accounts proves to have been incorrect in any material respect when made or delivered and which continues to be incorrect in any material respect for a period of 60 days after written notice of the failure, requiring the same to be remedied, and as a result of which the interests of the noteholders are materially and adversely affected and continue to be materially and adversely affected for the designated period; except that an early amortization event described in this subparagraph (b) will not occur if we have accepted reassignment of the related receivable or all related receivables, if applicable, within the designated period;

(c)	depositor’s failure to convey receivables in additional accounts or participations to the trust within five business days after the date on which it is required to do so, provided that such failure shall not give rise to an early amortization event if, prior to the date on which such conveyance was required to be completed, depositor causes a reduction in the invested amount of any variable interest to occur, so that, after giving effect to that reduction (i) the Transferor Amount is not less than the Minimum Transferor Amount and (ii) the sum of the aggregate amount of principal receivables plus amounts on deposit in the excess funding account is not less than the required principal balance;

(d)	any servicer default described under “The Servicer — Servicer Default; Successor Servicer” in the accompanying prospectus and as a result of which the interests of the Series 2010-A noteholders are materially and adversely affected;

(e)	the average of the Portfolio Yields for any 3 consecutive monthly periods is less than the average of the Base Rates for the same monthly periods;

(f)	sufficient funds are not available to pay in full the outstanding principal amount of any class of notes on the expected principal payment date;

(g)	specified bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to us or the bank;

(h)	we are unable for any reason to transfer receivables to the trust or the bank is unable to transfer receivables to us;

(i)	World Financial Network Credit Card Master Trust or the issuing entity becomes subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(j)	an event of default for Series 2010-A and an acceleration of the maturity of the Series 2010-A notes occurs under the indenture; or

(k)	the Series 2008-A notes shall not be paid in full on the August 2010 distribution date.

In the case of any event described in clause (a), (b) or (d) above, an early amortization event will be deemed to have occurred with respect to the notes only if, after any applicable grace period, either the indenture trustee or the Series 2010-A noteholders evidencing interests aggregating more than 50% of the aggregate unpaid principal amount of the Series 2010-A notes, by written notice to us and the servicer and, if notice is given by the Series 2010-A noteholders, the indenture trustee, declare that an early amortization event has occurred with respect to the Series 2010-A notes as of the date of the notice.

In the case of any event described in clause (g), (h) or (i), an early amortization event with respect to all series then outstanding, and in the case of any event described in clause (c), (e), (f), (j) or (k) an early amortization event with respect to only the Series 2010-A notes, will occur without any notice or other action on the part of the indenture trustee or the Series 2010-A noteholders immediately upon the occurrence of the event.

On the date on which an early amortization event is deemed to have occurred, the early amortization period will begin.

See “Description of the Notes — Early Amortization Events” in the accompanying prospectus for an additional discussion of the consequences of insolvency, conservatorship or receivership events related to us and the bank.

Events of Default

The events of default for Series 2010-A, as well as the rights and remedies available to the indenture trustee and the Series 2010-A noteholders when an event of default occurs, are described under “Description of the Notes — Events of Default; Rights Upon Event of Default” in the accompanying prospectus.

In the case of an event of default involving bankruptcy, insolvency or similar events relating to the issuing entity, the principal amount of the Series 2010-A notes automatically will be deemed to be immediately due and payable. If any other event of default for Series 2010-A occurs, the indenture trustee or the holders of a majority of the then-outstanding principal amount of the Series 2010-A notes may declare the Series 2010-A notes to be immediately due and payable. If the Series 2010-A notes are accelerated, you may receive principal prior to the expected principal payment date.

Proceeds of the sale of receivables after an event of default will be distributed in the following order:

(1)	to the indenture trustee, an amount equal to all amounts owed by the issuing entity to the indenture trustee pursuant to the indenture;

(2)	to the Class A notes, an amount equal to the sum of the outstanding principal amount of the Class A notes and interest on the Class A notes, including any overdue interest and additional interest on the overdue interest;

(3)	to the Class M notes, an amount equal to the sum of the outstanding principal amount of the Class M notes and interest on the Class M notes, including any overdue interest and additional interest on the overdue interest;

(4)	to the Class B notes, an amount equal to the sum of the outstanding principal amount of the Class B notes and interest on the Class B notes, including any overdue interest and additional interest on the overdue interest;

(5)	to the Class C notes, an amount equal to the sum of the outstanding principal amount of the Class C notes and interest on the Class C notes, including any overdue interest and additional interest on the overdue interest; and

(6)	to the issuing entity, any remaining amounts.

Servicing Compensation and Payment of Expenses

The servicing fee rate for your series is 2% per year. Your series’ share of the servicing fee for each monthly period will be equal to one-twelfth of the product of (a) the servicing fee rate and (b) the collateral amount as of the last day of that monthly period. However, the monthly servicing fee allocable to your series for the first monthly period after the closing date will equal the servicing fee rate, multiplied by the number of days during the first monthly period, divided by 360.

Reports to Noteholders

Monthly reports containing information on the notes and the collateral securing the notes will be filed with the Securities and Exchange Commission. These reports will not be sent to noteholders. See “Where You Can Find More Information” in the accompanying prospectus for information as to how these reports may be accessed. On each determination date, the servicer shall forward to indenture trustee and the paying agent, if any, a monthly report setting forth certain information with respect to the issuing entity, the notes and the collateral certificate including:

(1)	the aggregate amounts for the preceding monthly period with respect to the aggregate amounts of collections, collections with respect to principal receivables and collections with respect to finance charge receivables;

(2)	the aggregate defaulted receivables and recoveries for the preceding monthly period;

(3)	a calculation of the Portfolio Yield and Base Rate for Series 2010-A;

(4)	the aggregate amount of receivables and the balance on deposit in the collection account or any series account applicable to your series with respect to collections processed as of the end of the last day of the preceding monthly period;

(5)	the aggregate amount of dilution from the preceding monthly period;

(6)	the aggregate amount, if any, of withdrawals, drawings or payments under any enhancement with respect to your series required to be made with respect to the previous monthly period; and

(7)	the sum of all amounts payable to the noteholders on the succeeding distribution date in respect of interest and principal payable with respect to the notes.

Material Federal Income Tax Consequences

Subject to important considerations described in this section, and under “Federal Income Tax Consequences” in the accompanying prospectus, Mayer Brown LLP as tax counsel to the issuing entity, is of the opinion that under existing law the Series 2010-A notes (other than notes retained by the bank or by a person disregarded as an entity separate from the bank) will be characterized as debt for federal income tax purposes and that neither World Financial Network Credit Card Master Trust nor the issuing entity will be classified as an association or constitute a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. By your acceptance of a Series 2010-A note, you will agree to treat your Series 2010-A notes as debt for federal, state and local income and franchise tax purposes. See “Federal Income Tax Consequences” in the accompanying prospectus for additional information concerning the application of federal income tax laws.

It is anticipated that the notes offered hereunder (other than the Class C notes retained by us, which may be subsequently considered issued with OID if sold by us) will not be issued with more than a de minimis amount (i.e.,  1/4% of the principal balance of the notes multiplied by their weighted average life to maturity) of original issue discount (“OID”). If the notes offered hereunder are in fact issued at a greater than de minimis discount or are treated as having been issued with OID under the Treasury Regulations, the following general rules will apply.

The excess of the “stated redemption price at maturity” of the notes offered hereunder (generally equal to their principal balance as of the date of original issuance plus all interest other than “qualified stated interest payments” payable prior to or at maturity) over their original issue price (in this case, the initial offering price at which a substantial amount of the notes offered hereunder are sold to the public) will constitute OID. A noteholder must include OID in income over the term of the notes under a constant yield method. In general, OID must be included in income in advance of the receipt of the cash representing that income.

In the case of a debt instrument (such as a note) as to which the repayment of principal may be accelerated as a result of the prepayment of other obligations securing the debt instrument, under section 1272(a)(6) of the Code, the periodic accrual of OID is determined by taking into account (i) a reasonable prepayment assumption in accruing OID (generally, the assumption used to price the debt offering) and (ii) adjustments in the accrual of OID when prepayments do not conform to the prepayment assumption, and regulations could be adopted applying those provisions to the notes. It is unclear whether those provisions would be applicable to the notes in the absence of such regulations or whether use of a reasonable prepayment assumption may be required or permitted without reliance on these rules. If this provision applies to the notes, the amount of OID that will accrue in any given “accrual period” may either increase or decrease depending upon the actual prepayment rate. Accordingly, noteholders are advised to consult their own tax advisors regarding the impact of any prepayments under the receivables (and the OID rules) if the notes offered hereunder are issued with OID.

In the case of a note purchased with de minimis OID, generally, a portion of such OID is taken into income upon each principal payment on the note. Such portion equals the de minimis OID times a fraction whose numerator is the amount of principal payment made and whose denominator is the stated principal balance of the note. Such income generally is capital gain. If the notes are not issued with OID but a holder purchases a note at a discount greater than the de minimis amount set forth above, such discount will be market discount. Generally, a portion of each principal payment will be treated as ordinary income to the extent of the accrued market discount not previously recognized as income. Gain on sale of such note is treated as ordinary income to the extent of the accrued but not previously recognized market discount. Market discount generally accrues ratably, absent an election to base accrual on a constant yield to maturity basis.

Noteholders should consult their tax advisors with regard to OID and market discount matters concerning their notes.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, we have agreed to sell to the underwriters, and such underwriters have agreed to purchase, the principal amount of the notes set forth opposite its name:

Class A Underwriters	Principal Amount of Class A Notes
Barclays Capital Inc.	$59,250,000
Banc of America Securities LLC	$59,250,000
J.P. Morgan Securities Inc.	$59,250,000
RBC Capital Markets Corporation	$59,250,000
RBS Securities Inc.	$59,250,000
Wells Fargo Securities, LLC	$59,250,000

Total.	$355,500,000

Class M Underwriters	Principal Amount of Class M Notes
Barclays Capital Inc.	$8,437,000
Banc of America Securities LLC	$8,438,000

Total.	$16,875,000

Class B Underwriters	Principal Amount of Class B Notes
Barclays Capital Inc.	$10,688,000
Banc of America Securities LLC	$10,687,000

Total.	$21,375,000

We will retain all of the Class C notes. No underwriter’s discounts and commissions will be paid in connection with the retention of the Class C notes by us. In the underwriting agreement, the underwriters of each class of notes have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the notes in that class offered by this prospectus supplement if any of the notes in that class are purchased, excluding any notes purchased by us.

The underwriters have advised us that they propose initially to offer the Class A notes, the Class M notes and the Class B notes to the public at the prices set forth in this prospectus supplement, and to dealers chosen by the underwriters at the prices set forth in this prospectus supplement less a concession not in excess of the percentages set forth in the following table. The underwriters of the Class A notes, the Class M notes and the Class B notes and those dealers may reallow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the notes, the public offering prices and the concessions referred to in this paragraph may be changed. Additional offering expenses are estimated to be $975,000.

	Class A Notes	Class M Notes	Class B Notes
Concessions	0.2250%	0.4500%	0.4500%
Reallowances	0.1125%	0.2250%	0.2250%

The underwriters will be compensated as set forth in the following table:

	Underwriter’s Discounts and Commissions	Amount per $1,000 of Principal	Total Amount
Class A Notes	0.375%	$3.75	$1,333,125.00
Class M Notes	0.750%	$7.50	$126,562.50
Class B Notes	0.750%	$7.50	$160,312.50

Total Class A, Class M and Class B			$1,620,000.00

Each underwriter has represented and agreed that:

(a)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

(b)	it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the transferor or the issuing entity.

We will indemnify the underwriters against the liabilities specified in the underwriting agreement, including liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in connection with those liabilities.

The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the notes in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. The underwriters do not have an “overallotment” option to purchase additional notes in the offering, so syndicate sales in excess of the offering size will result in a naked short position. The underwriters must close out any naked short position through syndicate covering transactions in which the underwriters purchase notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction. Over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters represent that the underwriters will engage in any of these transactions or that those transactions, once commenced, will not be discontinued without notice at any time.

In the ordinary course of its respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with us and our affiliates.

Legal Matters

Certain legal matters relating to the issuance of the Series 2010-A notes will be passed upon for us by Mayer Brown LLP as special counsel for us. Certain legal matters relating to the federal tax consequences of the issuance of the Series 2010-A notes will be passed upon for us by Mayer Brown LLP. Certain legal matters relating to the issuance of the Series 2010-A notes will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP.

Glossary of Terms for Prospectus Supplement

“Additional Minimum Transferor Amount” means, an amount calculated as follows:

(1)	as of any date of determination falling in November, December and January of each calendar year,

(a)	2%, times

(b)(i)	Aggregate Principal Receivables, plus

(ii)	if on such date of determination, World Financial Network Credit Card Master Trust has not been terminated, amounts on deposit in the excess funding account, and

(2)	for any other date of determination, zero.

“Base Rate” means, (a) with respect to any monthly period during the pre-funding period, the weighted average of the base rates for that monthly period (or, in the case of the initial monthly period, for the July 2010 calendar month) for all outstanding series of notes (excluding Series 2010-A) issued by the issuing entity, weighted on the basis of outstanding principal amount of each such series as of the last day of the related monthly period or, in the case of any series that is designated as a variable interest series, the average principal amount of the notes for that series during the related monthly period or, in the case of the initial monthly period, the July 2010 calendar month) and (b) for any other monthly period, the annualized percentage (based on a 360-day year of twelve 30-day months, or in the case of the initial monthly period, the actual number of days and a 360-day year) equivalent of a fraction:

•

the numerator of which is the sum of (a) the interest due on the Series 2010-A notes and (b) the monthly servicing fee for your series due from the issuing entity on the following distribution date; and

•	the denominator of which is the collateral amount, plus amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.

“Excess Spread Percentage” means, for any monthly period, a percentage equal to the Portfolio Yield for such monthly period, minus the Base Rate for such monthly period.

“Minimum Transferor Amount” means, as of any date of determination, an amount calculated as follows:

(a)(i)	Aggregate Principal Receivables plus
(ii)	if on such date of termination, World Financial Network Credit Card Master Trust has not been terminated, amounts on deposit in the excess funding account	times	(b)	4%, or if less, the highest of the Required Retained Transferor Percentages specified in the prospectus supplement for each series plus
(c)	any Additional Minimum Transferor Amount.

“Portfolio Yield” means, (a) with respect to any monthly period during the pre-funding period, the weighted average for all outstanding series of notes (excluding Series 2010-A) of the “portfolio yields” (as defined for each series in the related indenture supplement), weighted in each case on the basis of outstanding aggregate principal amount of each such series as of the last day of the related monthly period or, in the case of any series that is designated as a variable interest series, the average aggregate principal amount of the notes for that series during the related monthly period or, in the case of the initial monthly period, the July 2010 calendar month) and (b) for any other monthly period, the annualized percentage (based on a 360-day year of twelve 30-day months, or in the case of the initial monthly period, the actual number of days and a 360-day year) equivalent of a fraction:

•

the numerator of which is the amount of finance charge collections allocated to your series (including net investment earnings and amounts withdrawn from the reserve account (other than amounts withdrawn upon termination of the reserve account), but excluding excess financing charge collections allocated to your series), minus the amount of defaulted receivables and uncovered dilution allocated to your series for that monthly period; and

•	the denominator of which is the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.

“Pre-Funding Period Reserve Deposit Amount” means an amount equal to the product of (i) the amount on deposit in the pre-funding account as of the closing date, (ii) the Weighted Average Fixed Rate, and (iii) 37/360.

“Quarterly Excess Spread Percentage” means (a) with respect to the August 2010 distribution date, the Excess Spread Percentage for such distribution date, (b) with respect to the September 2010 distribution date, the percentage equivalent of a fraction the numerator of which is the sum of (i) the Excess Spread Percentage for the August 2010 distribution date and (ii) the Excess Spread Percentage with respect to the September 2010 distribution date and the denominator of which is two, (c) with respect to the October 2010 distribution date, the percentage equivalent of a fraction the numerator of which is the sum of (i) the Excess Spread Percentage for the August 2010 distribution date (ii) the Excess Spread Percentage with respect to the September 2010 distribution date and (iii) the Excess Spread Percentage with respect to the October 2010 distribution date and the denominator of which is three and (d) with respect to the November 2010 distribution date and each distribution date thereafter, the percentage equivalent of a fraction the numerator of which is the sum of the Excess Spread Percentages determined with respect to such distribution date and the immediately preceding two distribution dates and the denominator of which is three.

“Rating Agency Condition” means (a) with respect to Series 2004-C, Series 2006-A, Series 2008-A and Series 2009-A, and any action subject to such condition, that each rating agency shall have notified the issuing entity in writing that such action will not result in a reduction or withdrawal of its rating of any outstanding series or class of notes for which it has been designated as a rating agency in the related indenture supplement; (b) with respect to Series 2009-B, Series 2009-C, Series 2009-D, Series 2009-VFN and Series 2010-A and any action subject to such condition, (i) that S&P or DBRS shall have notified the issuing entity in writing that such action will not result in a reduction or withdrawal of their respective ratings of any outstanding class of Series 2009-B notes, Series 2009-C notes, Series 2009-D notes, Series 2009-VFN notes or Series 2010-A notes, as applicable, for which they are designated as a rating agency in the related indenture supplement and (ii) 10 days’ prior written notice (or, if 10 days’ advance notice is impracticable, as much advance notice as is practicable) to Fitch delivered electronically to notifations.abs@fitchratings.com; and (c) with respect to any future series or class of notes, obtaining such approvals or confirmations or providing such notices as may be required by the indenture and any indenture supplement for the related series or class. The definition of “Rating Agency Condition” with respect to any series may be amended in accordance with the terms of the indenture and the related indenture supplement.

“Required Retained Transferor Percentage” means, for purposes of Series 2010-A, 4.0%.

“Specified Transferor Amount” means, for purposes of Series 2010-A, at any time, the Minimum Transferor Amount, at that time.

“Spread Account Percentage” means, for any distribution date, (i) 0.00% if the Quarterly Excess Spread Percentage on that distribution date is greater than or equal to 6.50%, (ii) 0.50% if the Quarterly Excess Spread Percentage on that distribution date is less than 6.50% and greater than or equal to 6.00%, (iii) 1.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 6.00% and greater than or equal to 5.50%, (iv) 2.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 5.50% and greater than or equal to 5.00%, (v) 2.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 5.00% and greater than or equal to 4.50%, (vi) 3.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 4.50% and greater than or equal to 4.00%, (vii) 3.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 4.00% and greater than or equal to 3.00%, (viii) 4.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 3.00% and greater than or equal to 2.50%, and (ix) 4.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 2.50%; provided, that:

(a)	if the Spread Account Percentage for a distribution date is greater than 1.75%, then the Spread Account Percentage will not decrease to a lower percentage until the first subsequent distribution date on which the arithmetic mean of the Quarterly Excess Spread Percentages for that subsequent distribution date and for the two distribution dates immediately prior to such subsequent distribution date is greater than or equal to the lowest Quarterly Excess Spread Percentage associated with a lower Spread Account Percentage;

(b)	if the Spread Account Percentage for a distribution date is equal to 1.75%, then the Spread Account Percentage shall not decrease to a lower percentage until the first subsequent Distribution Date on which the arithmetic mean of the Quarterly Excess Spread Percentages for such subsequent Distribution Date and for the Distribution Date immediately prior to such subsequent Distribution Date is greater than or equal to the lowest Quarterly Excess Spread Percentage associated with a lower Spread Account Percentage;

(c)	in no event will the Spread Account Percentage decrease by more than one of the levels specified above between any two distribution dates; and

(d)	if any early amortization event occurs with respect to Series 2010-A, the Spread Account Percentage will be 12.50%.

“Weighted Average Fixed Rate” means, as of any date of determination, the weighted average of the per annum interest rates for the Class A notes, the Class M notes, the Class B notes and the Class C notes, weighted based on the initial outstanding principal amount of the Class A notes, the Class M notes, the Class B notes and the Class C notes, which shall equal a per annum rate of 4.27%.

Annex I

Other Series of Securities Issued and Outstanding

The principal characteristics of the other series of notes issued by the issuing entity and expected to be outstanding on the closing date are set forth in the table below. All of the outstanding series of notes are in group one for sharing excess finance charge collections.

Series 2004-C

Series 2004-C—initial collateral amount.	$450,000,000
Class A initial principal amount	$355,500,000
Class M initial principal amount	$16,875,000
Class B initial principal amount	$21,375,000
Class C initial principal amount	$56,250,000
Initial cash collateral account balance	$15,750,000
Class A interest rate	LIBOR + 0.20%
Class M interest rate	LIBOR + 0.40%
Class B interest rate	LIBOR + 0.60%
Class C interest rate	N/A
Expected principal payment date .	September 2011 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2004-C termination date	July 2015 distribution date
Group	One
Series issuance date	September 22, 2004
Required retained transferor percentage for 2004-C	4%

Series 2006-A

Series 2006-A—initial collateral amount.	$500,000,000
Class A initial principal amount	$395,000,000
Class M initial principal amount	$18,750,000
Class B initial principal amount	$23,750,000
Class C initial principal amount	$62,500,000
Initial cash collateral account balance	$1,750,000
Class A interest rate	LIBOR + 0.13%
Class M interest rate	LIBOR + 0.21%
Class B interest rate	LIBOR + 0.35%
Class C interest rate	LIBOR + 0.60%
Class A/M/B/C expected principal payment date	April 2013 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2006-A termination date	February 2017 distribution date
Group	One
Series issuance date	April 17, 2006
Required retained transferor percentage for 2006-A	4%

Annex I-1

Series 2008-A

Series 2008-A initial collateral amount	$72,152,000
Class A initial principal amount	$57,000,000
Class M initial principal amount	$2,706,000
Class B initial principal amount	$3,427,000
Class C initial principal amount	$9,019,000
Initial cash collateral account balance	$2,886,080
Class A interest rate	LIBOR+ 3.00%
Class M interest rate	LIBOR+ 5.00%
Class B interest rate	LIBOR+ 7.50%
Class C interest rate	11.50%
Class A/M/B/C expected principal payment date	August 2010 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2008-A termination date	June 2014 distribution date
Group	One
Series issuance date	September 12, 2008
Required retained transferor percentage for 2008-A	4%

Series 2009-A

Series 2009-A initial collateral amount	$708,860,759
Class A initial principal amount	$560,000,000
Class M initial principal amount	$26,582,278
Class B initial principal amount	$33,670,886
Class C initial principal amount	$88,607,595
Initial cash collateral account balance	$28,354,431
Class A interest rate	4.60%
Class M interest rate	6.00%
Class B interest rate	7.50%
Class C interest rate	9.00%
Class A/M/B/C expected principal payment date	November 2011 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2009-A termination date	September 2015 distribution date
Group	One
Series issuance date	April 14, 2009
Required retained transferor percentage for 2009-A	4%

Annex I-2

Series 2009-B

Series 2009-B initial collateral amount	$500,000,000
Class A initial principal amount	$395,000,000
Class M initial principal amount	$18,750,000
Class B initial principal amount	$23,750,000
Class C initial principal amount	$62,500,000
Initial cash collateral account balance	$20,000,000
Class A interest rate	3.79%
Class M interest rate	0.00%
Class B interest rate	0.00%
Class C interest rate	0.00%
Class A/M/B/C expected principal payment date	July 2012 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2009-B termination date	May 2016 distribution date
Group	One
Series issuance date	August 13, 2009
Required retained transferor percentage for 2009-B	4%

Series 2009-C

Series 2009-C initial collateral amount	$139,240,508
Class A initial principal amount	$110,000,000
Class M initial principal amount	$5,221,519
Class B initial principal amount	$6,613,925
Class C initial principal amount	$17,405,064
Initial cash collateral account balance	$5,569,621
Class A interest rate	2.36%
Class M interest rate	0.00%
Class B interest rate	0.00%
Class C interest rate	0.00%
Class A/M/B/C expected principal payment date	July 2010 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2009-C termination date	May 2014 distribution date
Group	One
Series issuance date	August 13, 2009
Required retained transferor percentage for 2009-C	4%

Annex I-3

Series 2009-D

Series 2009-D initial collateral amount	$310,126,583
Class A initial principal amount	$245,000,000
Class M initial principal amount	$11,629,747
Class B initial principal amount	$14,731,013
Class C initial principal amount	$38,765,823
Initial cash collateral account balance	$12,405,064
Class A interest rate	4.66%
Class M interest rate	0.00%
Class B interest rate	0.00%
Class C interest rate	0.00%
Class A/M/B/C expected principal payment date	July 2013 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2009-D termination date	May 2017 distribution date
Group	One
Series issuance date	August 13, 2009
Required retained transferor percentage for 2009-D	4%

Series 2009-VFN

The issuing entity has also issued Series 2009-VFN which is a series of variable funding notes, meaning that the aggregate outstanding principal amount of Series 2009-VFN notes may be increased or decreased from time to time subject to a maximum amount. The maximum amount for Series 2009-VFN is currently $1,455,696,203. The maximum amount for Series 2009-VFN may be increased or decreased from time to time, subject to certain conditions, including the mutual agreement of the depositor and the holders of Series 2009-VFN notes. Series 2009-VFN is in an extendable revolving period (unless an early amortization event occurs prior to that date). That revolving period may be extended by mutual agreement of the depositor, the servicer and the holders of Series 2009-VFN notes.

Annex I-4

Annex II

Static Pool Information

Yield

The following table sets forth the cardholder yield experience for credit card accounts in the trust portfolio for each of the periods shown. Yield is calculated by dividing the total amount of finance charges and fees collected during the related period by the average of the beginning principal balances for the monthly period involved. Finance charges and fees include finance charges, late charges and non-sufficient fund fees. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the yield experience in the future will be similar to the historical experience shown below.

Year of Account Origination	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
2010 Originations	5.03%
2009 Originations	18.23%	13.28%
2008 Originations	30.57%	25.68%	15.42%
2007 Originations	29.49%	30.84%	25.62%	15.59%
2006 Originations	28.97%	29.96%	30.05%	26.28%	15.41%
Prior to 2006 Originations	27.87%	29.15%	29.08%	29.27%	28.35%
Total Trust Portfolio	26.13%	27.30%	27.26%	27.31%	26.85%

Principal Payment Rate

The following table sets forth the cardholder monthly principal payment rate experience on the credit card accounts in the trust portfolio for each of the periods shown. The principal payment rate is calculated by dividing the monthly average principal payments received during the related period by the average of the beginning principal balances for the monthly periods involved. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the principal payment rate experience in the future will be similar to the historical experience shown below.

Year of Account Origination	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
2010 Originations	35.82%
2009 Originations	18.63%	21.47%
2008 Originations	13.37%	15.14%	22.05%
2007 Originations	12.20%	11.92%	16.19%	23.78%
2006 Originations	12.04%	11.53%	13.18%	17.01%	24.30%
Prior to 2006 Originations	12.43%	11.96%	13.02%	13.78%	15.01%
Total Trust Portfolio	14.17%	13.36%	14.47%	15.39%	16.09%

Annex II-1

Net Charge-off Percentage

The following table sets forth the net charge-off experience on the credit card accounts in the trust portfolio for each of the periods shown. The net charge-off rate is calculated by dividing the total net charge-offs during the related period by the average of the beginning principal balances for the monthly period involved. Net charge-offs include all principal balances written-off due to being 180 days contractually past due and for accounts that have been written-off due to bankruptcy, decease of the accountholder or due to fraud, less any recoveries of principal and interest on such account balances. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the net charge-off experience in the future will be similar to the historical experience shown below.

Year of Account Origination	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
2010 Originations	0.01%
2009 Originations	3.87%	1.68%
2008 Originations	12.93%	9.53%	2.09%
2007 Originations	13.59%	14.01%	8.28%	1.95%
2006 Originations	13.29%	12.93%	10.85%	7.33%	1.70%
Prior to 2006 Originations	9.85%	9.23%	6.24%	5.39%	5.00%
Total Trust Portfolio	9.60%	9.50%	6.77%	5.37%	4.61%

30+ Delinquency

The following table sets forth the delinquency experience on the credit card accounts in the trust portfolio for each of the periods shown. The delinquency rate is calculated by dividing the delinquent amount by the end of the period total principal receivables outstanding for the applicable period. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the delinquency experience in the future will be similar to the historical experience shown below.

Year of Account Origination	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
2010 Originations	0.16%
2009 Originations	3.49%	2.21%
2008 Originations	7.40%	7.60%	3.29%
2007 Originations	7.60%	8.31%	8.30%	3.12%
2006 Originations	7.35%	8.20%	8.35%	7.18%	2.83%
Prior to 2006 Originations	5.54%	5.81%	5.73%	5.22%	4.90%
Total Trust Portfolio	5.49%	5.80%	5.91%	5.07%	4.44%

Annex II-2

World Financial Network Credit Card Master Note Trust

Issuing Entity

WFN Credit Company, LLC

Depositor

World Financial Network National Bank

Sponsor and Servicer

Series 2010-A

$355,500,000

Class A Asset Backed Notes

$16,875,000

Class M Asset Backed Notes

$21,375,000

Class B Asset Backed Notes

$56,250,000

Class C Asset Backed Notes

Prospectus Supplement

Underwriters of the Series 2010-A Class A notes

Barclays Capital Sole Bookrunner	BofA Merrill Lynch

J.P. Morgan

RBC Capital Markets

RBS
Wells Fargo Securities

Underwriters of the Series 2010-A Class M notes and Class B notes

Barclays Capital Sole Bookrunner	BofA Merrill Lynch

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.